UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Oragenics, Inc.

(Name of Registrant as Specified In Its Charter)

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4902 Eisenhower Blvd., Suite 125

Tampa, Florida 33634

June 4, 2015

Dear Fellow Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Oragenics, Inc., which will be held on Thursday July 16, 2015, beginning at 9:00 a.m., Eastern Time. The meeting will be held at the Grand Hyatt Tampa Bay located at 2900 Bayport Drive, Tampa, Florida, 33607. The purpose of the meeting is to consider and vote upon the proposals explained in the accompanying notice of annual meeting of shareholders and the proxy statement.

A formal notice describing the business to come before the meeting, a proxy statement and a proxy card are enclosed. We have also enclosed our 2014 Annual Report on Form 10-K for your review, which contains detailed information concerning our financial performance and activities during 2014.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting in person, please vote your shares by completing, signing and dating the enclosed proxy card, and returning it in the enclosed, postage-paid envelope. If you later decide to attend the annual meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the annual meeting, you may do so and your proxy will have no further effect.

Sincerely,

Michael O. Sullivan

Interim Principal Executive Officer and Chief Financial Officer

Enclosures

ORAGENICS, INC.

4902 Eisenhower Blvd., Suite 125

Tampa, Florida 33634

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 16, 2015

Notice is hereby given to the shareholders of Oragenics, Inc., a Florida Corporation (the “Company”) that the 2015 Annual Meeting of Shareholders of the Company (including any postponements or adjournments thereof, the “Annual Meeting”) will be held at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, FL 33607 on Thursday July 16, 2015, at 9:00 a.m., local time, for the following purposes:

(i)	To re-elect five (5) Directors of the Company to serve until the next annual meeting of shareholders;

(ii)	To conduct a non-binding advisory vote on executive compensation;

(iii)	To ratify the selection of Mayer Hoffman McCann P.C. as the Company’s independent auditors for the year ending December 31, 2015; and

(iv)	To transact such other business as may properly come before the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting. Information relating to the Annual Meeting and matters to be considered and voted upon at the Annual Meeting are set forth in the attached Proxy Statement.

Only those shareholders of record at the close of business on May 22, 2015, are entitled to notice of and to vote at the Annual Meeting. A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the Annual Meeting and for a period of ten days prior thereto at the executive offices of the Company in Tampa, Florida.

BY ORDER OF THE BOARD OF DIRECTORS,

Tampa, Florida	MICHAEL SULLIVAN
June 4, 2015	Secretary

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON JULY 16, 2015.

This Proxy Statement and our 2014 Annual Report on Form 10-K for the year ended December 31, 2014, which was filed on February 27, 2015, with the Securities and Exchange Commission and amended on April 27, 2015, except for exhibits, are available at: www.oragenics.com/annualreport.html

i

ORAGENICS, INC.

PROXY STATEMENT

FOR HOLDERS OF COMMON STOCK

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 16, 2015

Gen eral

This Proxy Statement is furnished to shareholders, of Oragenics, Inc., a Florida corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors from shareholders for use at the 2015 Annual Meeting of Shareholders to be held at 9:00 a.m. local time at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, FL 33607 on Thursday, July 16, 2015 (including any postponements or adjournments thereof, the “Annual Meeting”).

The Annual Meeting will be held for the following purposes:

(i)	To re-elect five (5) Directors of the Company to serve until the next annual meeting of shareholders;

(ii)	To conduct a non-binding advisory vote on executive compensation;

(iii)	To ratify the selection of Mayer Hoffman McCann P.C. as the Company’s independent auditors for the year ending December 31, 2015; and

(iv)	To transact such other business as may properly come before the Annual Meeting.

This Proxy Statement and the accompanying Proxy are first being mailed to shareholders of the Company on or about June  4, 2015.

Record Date and Voting Securities

Only shareholders of record of the Company at the close of business on Friday May 22, 2015 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 36,378,944 shares of common stock issued and outstanding (“Common Stock”) and no shares of our preferred stock were outstanding. Each share of Common Stock is entitled to one vote for each share of Common Stock held.

Notwithstanding the Record Date specified above, the Company’s stock transfer books will not be closed and shares may be transferred subsequent to the Record Date. However, all votes must be cast in the names of shareholders of record on the Record Date.

Quorum Requirement

The holders of record of a majority of the votes of Common Stock entitled to be voted at the Annual Meeting, present in person or by proxy, are required to establish a quorum for the Annual Meeting and for voting on each matter. A broker non-vote is when a brokerage firm or bank holding shares of record for their customers in street name does not receive specific instructions from their customers, as the beneficial owners, and the brokerage firm or bank advises that it lacks discretionary voting authority on a particular proposal and has not received instructions from the beneficial owner.

Vote Required

PROPOSAL I: Election of Directors. The election of five Directors by the holders of Common Stock will require a plurality of the votes cast by the shares of Common Stock represented and entitled to vote in the election at the Annual Meeting. With respect to the election of Directors, shareholders may (i) vote “for” each of the nominees, (ii) withhold authority for each of such nominees, or (iii) withhold authority for specific nominees but vote for the other nominees. Because the Directors are elected by a plurality of the votes cast by the shares represented and entitled to vote and are running unopposed, any nominee can be elected upon any affirmative vote regardless of whether such nominee receives more than 50% of the shareholder vote. Votes that are withheld or a broker non-vote will have no effect on the outcome of the election of Directors.

PROPOSAL II: To conduct an advisory vote on executive compensation.

PROPOSAL III: Ratification of the selection of Mayer Hoffman McCann P.C. as the Company’s independent auditors for the year ending December 31, 2015 will require the affirmative vote of a majority of the shares of common stock present or represented at the meeting and entitled to vote on the proposal. Abstentions will not be counted in the ratification of the selection of independent auditors and will have no effect on the outcome of the selection of the independent auditors. The ratification of accountants is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from this proposal.

Recommendation of the Board of Directors

The Board unanimously recommends that you vote your shares:

•	“FOR” the nominees listed in Proposal I below;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement,

•	“FOR” the ratification the selection of Mayer Hoffman McCann P.C. as the Company’s independent auditors for the year ending December 31, 2015.

Voting

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated. If you submit a proxy and do not make voting selections, the shares represented by that proxy will be voted as recommended by the Board. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. To the extent permitted by Rule 14a-4(c) of the Securities and Exchange Commission, the persons named as proxies on the proxy cards will have discretionary authority to vote in their judgment on any proposals properly presented by shareholders for consideration at the Annual Meeting that were not submitted to the Company within a reasonable time prior to the mailing of these proxy materials. At the time this proxy statement was mailed, we were unaware of any matters proposed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

Shareholders of record — If your shares are registered directly in your name with Oragenics’ transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the shareholder of record, and the proxy materials and Annual Report have been sent directly to you. As a shareholder of record, you may instruct the proxy holders how to vote your shares by completing, signing, dating and returning the proxy card in the postage pre-paid envelope provided. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board.

If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, will be superseded by the vote that you cast at the Annual Meeting. If you plan to attend the annual meeting, please bring proof of identification for entrance to the annual meeting.

Beneficial owners — Many Oragenics shareholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Annual Meeting proxy materials have been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the shareholder of record. As a beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares, and you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will indicate if Internet and telephone voting are available, and if they are available, will provide details regarding Internet and telephone voting.

Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Changing Vote; Revocability of Proxies

Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Shareholders of record — If you are a shareholder of record, you may change your vote (1) by delivering to us (Attention: Corporate Secretary, 4902 Eisenhower Blvd., Suite 125, Tampa, Florida 33634), prior to your shares being voted at the Annual Meeting, a later dated written notice of revocation or a duly executed proxy card, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A shareholder of record that has voted on the Internet or by telephone may also change his or her vote by subsequently making a timely and valid later Internet or telephone vote.

Beneficial owners — If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or nominee, or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Effect of Not Casting Your Vote

Shareholders of record — If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Beneficial owners — If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal I) and to conduct an advisory vote on executive compensation (Proposal II) since those are considered non-routine proposals under applicable NYSE MKT rules. Under the rules of the NYSE MKT LLC, if you do not instruct your broker, bank or other nominee in a timely fashion how to vote your shares (so-called “broker non-votes”) the broker or nominee can vote your shares as it sees fit only on matters that are determined to be routine, and not on any other proposal. The proposal for the ratification of the auditors (Proposal III) are considered routine proposals under NYSE MKT rules and your nominee can vote on such proposals even if it does not receive voting instructions from you. However, your nominee cannot vote on Proposal I or Proposal II without your voting instructions. Please be sure to give specific voting instructions so that your vote can be counted.

Expenses of Solicitation

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the Proxy Materials, the Notice, and any additional materials furnished to shareholders. Copies of proxy solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names which are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by one or more of telephone, email, telegram, facsimile, or personal solicitation by our directors, officers, or regular employees. No additional compensation will be paid for such services.

Shareholder Proposals to Be Presented at Next Annual Meeting

Requirements for shareholder proposals to be considered for inclusion in Oragenics’ proxy materials. Shareholders interested in submitting a proper proposal for inclusion in the proxy materials for our next annual meeting may do so by submitting such proposal in writing to our offices located at 4902 Eisenhower Blvd., Suite 125, Tampa, Florida 33634, Attn: Corporate Secretary. To be eligible for inclusion, stockholder proposals must be received by us not less than 120 days before the one year anniversary on which Oragenics’ first mailed its proxy statement to shareholders in connection with the previous year’s annual meeting of shareholders, which will be February 5, 2016 for the next annual meeting, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided, however, that in the event that the date of the annual meeting has been changed more than 30 days from the one year anniversary of the date of the previous year’s meeting, then the deadline for receipt of notice by the shareholder is within a reasonable time before the Company begins to print and send its proxy materials in order to be eligible for inclusion in the Company’s Proxy Statement and Proxy relating to that meeting.

Requirements for shareholder business or nominations to be brought before Oragenics’ annual meetings. Our bylaws do not establish an advance notice procedure for shareholders who wish to present certain matters, including nominations of persons for election to the Board and shareholder proposals not included in our proxy statement, to be brought before an annual meeting of shareholders. Shareholder proposals, including the nomination of a person for election to the Board, brought before the meeting should consider including, among other things: information as follows: (i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and address, as they appear on the Company’s books, of the shareholder submitting the proposal, (iii) the number of shares that are beneficially owned by such shareholder, (iv) the dates on which the shareholder acquired the shares, (v) documentary support for any claim of beneficial ownership, (vi) any material interest of the shareholder in the proposal, (vii) a statement in support of the proposal, and (viii) any other information that may be required by applicable rules and regulations of the Commission.

Shareholders may also submit a recommendation (as opposed to a formal nomination) for a candidate for membership on our Board by following the procedures set forth in “Corporate Governance —Meetings of the Board of Directors — Shareholder Recommendation of Nominees.”

Delivery of Proxy Materials to Shareholders

If you share an address with another shareholder, each shareholder may not receive a separate copy of the Notice or Proxy Materials. Shareholders may request to receive a separate copy of the Notice or Proxy Materials, by writing to Oragenics, Inc., 4902 Eisenhower Blvd., Suite 125, Tampa, Florida 33634, Attention: Corporate Secretary or calling 813-286-7900. Alternatively, shareholders who share an address and receive multiple copies of the Notice or Proxy Materials may request to receive a single copy by following the same instructions.

PROPOSAL I

ELECTION OF DIRECTORS

Nomi nees

The Board of Directors currently is comprised of five Board members including Dr. Frederick W. Telling, Christine L. Koski, Robert C. Koski, Charles L. Pope, and Dr. Alan Dunton. All of our existing Directors are nominated for re-election at the Annual Meeting. If elected, each of the Directors will hold office until the next annual meeting of shareholders and until their successor is elected and qualified, or as otherwise provided by the Company’s Bylaws or by Florida law.

If any of the nominees should be unavailable to serve for any reason, the Board of Directors may:

•	designate a substitute nominee, in which case the persons named as proxies will vote the shares represented by all valid Proxies for the election of such substitute nominee;

•	allow the vacancy to remain open until a suitable candidate is located and nominated; or

•	adopt a resolution to decrease the authorized number of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH DIRECTOR NOMINEE.

If a choice is specified on the Proxy by the shareholder, the shares will be voted as specified. If no specification is made, the shares will be voted FOR the Director nominees. Election of each Director nominee will require the affirmative vote of a plurality of the votes cast by shares of Common Stock represented and entitled to vote at the Annual Meeting.

Information About Nominees

Information about each nominee as of June 4, 2015 is set forth below:

Name	Age	Position
Dr. Frederick W. Telling, Ph.D.	63	Chairman and Director
Robert C. Koski	56	Director
Christine L. Koski	58	Director
Charles L. Pope	63	Director
Dr. Alan W. Dunton, M.D.	61	Director

Directors of the Company

Dr. Frederick W. Telling. Dr. Telling was elected Chairman of the Board of Directors on February 4, 2011. He has served as a Director since June 2010. Dr. Telling retired from Pfizer Inc. in June 2007 after 30 years of service. At Pfizer Dr. Telling served as its Corporate Vice President and Vice President of Corporate Strategic Planning and Policy. Dr. Telling also serves as a director, the Chair of the Compensation Committee and a member of the Audit Committee at CTI BioPharma, Inc. (NASDAQ: CTIC), a public company based in Seattle, Washington. Dr. Telling also serves on the boards of various civic and non-profit organizations. Dr. Telling holds a B.A. degree in History and Economics from Hamilton College and a MA degree in Industrial and Labor Relations and a PhD in Economics and Public Policy from Cornell University.

Dr. Telling brings to our Board an extensive array of business and industry experience as well as experience as a director of public companies.

Robert C. Koski. Mr. Koski has served as a Director since June 2009. Mr. Koski has practiced as an attorney with the Koski Firm, a sole proprietorship located in Atlanta, Georgia since 1992, where his practice includes litigation and tax law. Mr. Koski has also served as a partner in the Koski Family Limited Partnership, which beneficially owns a controlling interest in the Company, and as a director of the Koski Family Foundation since December 1996. Mr. Koski holds a B.A. degree in Philosophy and English from Colgate University, a JD from Emory School of Law and an LLM degree in Taxation and Litigation from Emory University. He is the brother of our Director, Christine Koski.

Mr. Koski brings to our Board over two decades of experience in the legal field as a practicing attorney. In addition to his legal experience, Mr. Koski’s educational background provides a foundation for leadership and consensus-building.

Christine L. Koski. Ms. Koski has served as a Director since June 2009 and as the Chairperson of our Board of Directors from June 2009 until February 2011 when director Telling was appointed to succeed Ms. Koski. Ms. Koski also serves as President and CEO of nMetric, LLC, a provider of web-based scheduling system software. Prior to joining nMetric in September 2006, Ms. Koski founded Koski Consulting Group, Inc. in June 2001 to advise start-up companies in the areas of business strategy and marketing. Ms. Koski held various positions in sales, product management, purchasing, sales management, and international marketing management with Celanese A.G. or its former affiliates, including Celanese Ltd., Hoechst AG and Hoechst Celanese Chemical Group Ltd. Ms. Koski is the former volunteer executive director of the Dallas Dinner Table, which focuses on improving racial communication in the Dallas Metroplex. Ms. Koski is also a member of the National Association of Corporate Directors, Dallas Chapter, and is an alumnus of Harvard’s Corporate Board Effectiveness Program led by Professor Jay Lorsch. In addition to her positions at nMetric and Oragenics, Ms. Koski serves as a director at Sun Hydraulics Corporation (NASDAQ: SNHY), a manufacturer of high performance hydraulic valves and solutions. Ms. Koski is a managing partner of the Koski Family Limited Partnership, which beneficially owns a controlling interest in the Company. Ms. Koski holds an Executive MBA degree from Southern Methodist University’s Cox School of Business and a B.S. degree in Chemistry from St. Lawrence University. Ms. Koski is the sister of our Director, Robert Koski.

Ms. Koski brings to our Board over a decade of experience as an executive officer and as a director of other privately held and public technology-based companies. Through her extensive executive management and board experience, Ms. Koski has developed the leadership, business judgment and consensus-building skills necessary to effectively execute her duties as director. Her strong expertise and background in management and marketing and track record as an accomplished executive have provided her with the business acumen and skills necessary to serve the Company as it moves forward in commercializing its technology.

Charles L. Pope. Mr. Pope has served as a Director since June 2010. Mr. Pope served as the Chief Financial Officer of Palm Bancorp, Inc. from June 2009 to June 2012. From September 2007 through June 2009, Mr. Pope served as the Chief Financial Officer of Aerosonic Inc., a manufacturer of aviation products. Mr. Pope served as the Chief Financial Officer of Reptron Inc., a manufacturer of electronic products, from March 2005 through June 2007. From March 2002 to March 2005, Mr. Pope served as Chief Financial Officer of SRI/Surgical Express, Inc. From February 2001 to March 2002, Mr. Pope served as Chief Financial Officer of Innovaro, Inc. (formerly UTEK Corporation NYSE MKT:INV) a public company. Mr. Pope served as a director of Innovaro, Inc. from March 2010 to August 2012. He is also a director of Inuvo, Inc. (NYSE MKT: INV), a public company, specialized in marketing browser – based consumer applications, managing networks of website publishers and operating specialty websites. Prior to this time, Mr. Pope served as a Partner in the Audit and Financial Advisory Consulting Divisions of PricewaterhouseCoopers LLP, and he was also a Partner in the Accounting and SEC Directorate in PricewaterhouseCoopers LLP’s New York City office. Mr. Pope holds a B.S. degree in Economics and Accounting from Auburn University and is a Certified Public Accountant in Florida.

Mr. Pope brings to our Board over three decades of experience in the finance and accounting fields. In addition, Mr. Pope also has experience serving as a director of public companies.

Dr. Alan W. Dunton. Dr. Dunton has served as a Director since April 2011. Dr. Dunton is the principal owner of Danerius, LLC, a biotechnology consulting company which he founded in 2006. From January 2007 until March 2009, Dr. Dunton served as President and Chief Executive Officer of Panacos Pharmaceuticals, Inc. He was the non-Executive Chairman and Director of EpiCept, Inc. (OTC MKTS: EPCT) a public biotechnology company developing products for cancer, pain and inflammatory conditions from 2012 to 2013. He is currently a Director of the public biotechnology companies Palatin, Inc. (AMEX: PTN) and Targacept, Inc. (NASDAQ: TRGT) as well as Sancilio, Inc., a private biotechnology company. He has also served as a Director of the following public companies – MediciNova, Emisphere Technologies, and Vicuron Pharmaceuticals. He has also served as a Director or Chairman of the following private companies – Metaphore Pharmaceuticals, ActivBiotics, and VWR Scientific. He was the President and Chief Executive Officer of Metaphore Pharmaceuticals, Inc. from 2003 until 2006. In 2002, Dr. Dunton served as President, Chief Operating Officer and a director of Emisphere Technologies, Inc., a biopharmaceutical company. From 1994 to 2001, Dr. Dunton was a senior executive in various capacities in the Pharmaceuticals Group of Johnson & Johnson. From 1999 to 2001, Dr. Dunton was President and Managing Director of The Janssen Research Foundation, a Johnson & Johnson company. From 1998 to 1999, he served as Group Vice President of Global Clinical Research and Development of Janssen. Prior to joining Janssen, Dr. Dunton was Vice President of Global Clinical Research and Development at the R.W. Johnson Pharmaceutical Research Institute, also a Johnson & Johnson company. Prior to joining Johnson & Johnson, Dr. Dunton held positions in clinical research and development at Syntex Corporation, CIBA-GEIGY Corporation and Hoffmann La Roche Inc. Dr. Dunton holds a MD degree from New York University School of Medicine, where he completed his residency in internal medicine. He also was a Fellow in Clinical Pharmacology at the New York Hospital/Cornell University Medical Center.

Dr. Dunton brings to our Board a significant depth of experience in the pharmaceutical industry that will be invaluable to the Company as we continue to develop biotechnology technologies.

See “Corporate Governance” below for additional information regarding the Board.

PROPOSAL II

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Summary

At our 2013 Annual Meeting of Shareholders, as provided in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and as required by Section 14A of the Securities Exchange Act of 1934, as amended, we provided our shareholders the opportunity to advise our Compensation Committee and Board of Directors regarding the compensation of our named executive officers as described in our proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“say on pay”). Our shareholders also were asked to indicate how frequently we should seek a “say on pay” advisory vote. The shareholders were able to indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. At the 2013 Meeting, 98.7% of shareholders voting or who abstained from voting endorsed our Board’s recommendation that the advisory “say on pay” vote be held every year. Therefore, we are providing our shareholders the opportunity to advise our Compensation Committee and Board of Directors regarding the compensation of our named executive officers as described in this Proxy Statement.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain highly qualified leadership personnel, providing them attractive long-term career opportunities. Our compensation philosophy is to provide executives with a competitive total compensation package which motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. Rather than basing compensation on a series of specific performance objectives, we encourage initiative, teamwork and innovation, and each executive is enabled to use his or her abilities and particular area of responsibility to strengthen our overall performance. Please read the “Compensation Discussion and Analysis” of this Proxy Statement for a detailed description and analysis of our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

It is the philosophy of the Board of Directors to align the interests of our executive officers and shareholders by integrating the executives’ compensation opportunities with our long-term corporate strategic and financial objectives. Our general approach to compensating executive officers is to pay cash salaries which generally are competitive within ranges of salaries paid to executives of other healthcare companies, particularly those of similar size and those in our geographic areas. Our compensation committee sets overall compensation at a level it believes to be fair, based upon a subjective analysis of the individual executive’s experience and past and potential contributions to us.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. We will ask our shareholders to vote “FOR” the following resolution at the Meeting.

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company’s 2014 Proxy Statement.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider the outcome of the vote when making future executive compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL OF PROPOSAL II, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL III

RATIFICATION OF THE SELECTION OF MAYER HOFFMAN MCCANN P.C.

AS THE COMPANY’S INDEPENDENT AUDITORS

Summary

Mayer Hoffman McCann P.C. served as the Company’s independent auditors and independent registered public accounting firm for the completion of the Company’s audit for the year ended December 31, 2014. The Audit Committee has again approved the appointment of Mayer Hoffman McCann P.C. as the Company’s independent auditors for the year ending December 31, 2015 and the Board has further directed that the Company submit the selection of independent auditors and independent registered public accounting firm for 2015 for ratification by the shareholders at this shareholder meeting.

Representatives of Mayer Hoffman McCann P.C., who are expected to be present at the shareholder meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Although ratification is not required by the Bylaws or otherwise, the Company is submitting the selection to its shareholders for ratification as a matter of good corporate practice and because the Company values its shareholders’ views. In the event the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor/independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the Company’s and the Company’s shareholders’ best interests.

MHM leases substantially all of its personnel, who work under the control of MHM shareholders, from wholly owned subsidiaries of CBIZ, Inc., in an alternative practice structure.

Independent Auditors’ Fees and Services

The following table provides the aggregate fees billed for professional services rendered by the Company’s principal accountants, Mayer, Hoffman, McCann P.C. (“MHM”), in the categories indicated during each of the past two fiscal years ended December 31:

Services Rendered	2014	2013
Audit Fees(1)	$122,000	$157,100
Audit-Related Fees(2)	—	—
Tax Fees(3)	14, 010	13,280
All Other Fees(4)	—	—

	$136,010	$170,380

(1)	Audit Fees. This category includes fees for professional services provided in conjunction with the audit of the Company’s financial statements and with the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, review of the Company’s quarterly financial statements, assistance and review of documents filed with the SEC, consents, and comfort letters and attestation services provided in connection with statutory and other regulatory filings and engagements.
(2)	Audit-Related Fees. This category includes fees for assurance and related professional services associated with due diligence related to mergers and acquisitions, consultation on accounting standards or transactions, internal control reviews and assistance with internal control reporting requirements, services related to the audit of employee benefit plans, and other attestation services not required by statute or regulation.
(3)	Tax Fees. This category includes fees for professional services provided related to tax compliance, tax planning and tax advice.
(4)	All Other Fees. There were no other fees paid to MHM in 2014. In 2013, the Company previously reported $13,867 was paid to third-party consultants for audit compliance services. Because these fees were not paid to MHM, the amount has been removed from the table for the 2013 period.

Pre-Approval Policy

The Audit Committee approves in advance all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. The Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence and has pre-approved certain specified audit and non-audit services to be provided by MHM for up to twelve (12) months from the date of the pre-approval. If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration.

Vote Required and Board of Directors’ Recommendation

Ratification of the selection of Mayer Hoffman McCann P.C. as the Company’s independent auditors for the year ending December 31, 2015 requires the affirmative vote of the holders of a majority of the shares of common stock voting on this Proposal III in person, or by proxy at the Annual Meeting. Abstentions will not be counted in the ratification of the selection of independent auditors and will have no effect on the outcome of the selection of the independent auditors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE SELECTION OF MAYER HOFFMAN MCCANN P.C. AS THE COMPANY’S

INDEPENDENT AUDITORS.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in such filing.

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2014, and the notes thereto.

Review with Management

The Audit Committee reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2014 and the notes thereto. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee discussed with Mayer Hoffman McCann P.C. the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, which includes, among other items, matters related to the conduct of the audit of our financial statements.

The Audit Committee also received and reviewed written disclosures and the letter from Mayer Hoffman McCann P.C. as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with Mayer Hoffman McCann P.C. their independence from us.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

Charles L. Pope (Chair)

Dr. Frederick W. Telling

Dr. Alan Dunton

CORPORATE GOVERNANCE

Oragenics’ current corporate governance practices and policies are designed to promote shareholder value, and Oragenics is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity. You can access information regarding our corporate governance practices on our web site at www.oragenics.com/governance.html

Corporate Governance Principles

Our Board has adopted Board of Directors Corporate Governance Policy, which sets forth the principles that guide the Board’s exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers and set corporate strategy. Our Corporate Governance Policy, states that currently different individuals fill the roles of Chairman and Chief Executive Officer. Our Board first adopted these Corporate Governance Principles in December 2009 and may refine them from time to time. You can access our Corporate Governance Principles on our web site at www.oragenics.com/governance.html.

Code of Ethics/Standards of Business Conduct

It is our policy to conduct our operations in compliance with all applicable laws and regulations and to operate our business under the fundamental principles of honesty, integrity and ethical behavior. This policy can be found in our Company Operating Principles, which is applicable to all of our directors, officers and employees, and which complies with the SEC’s requirements and with listing standards of the NYSE MKT we have adopted.

Our Company Operating Principles are designed to promote honest and ethical conduct and compliance with all applicable laws, rules and regulations and to deter wrongdoing. Our Company Operating Principles are also aimed at ensuring that information we provide to the public (including our filings with and submissions to the SEC) is accurate, complete, fair, relevant, timely and understandable. Our Company Operating Principles can be accessed on our web site at www.oragenics.com/governance. We intend to disclose amendments to certain provisions of our Company Operating Principles, or waivers of such provisions granted to directors and executive officers, on our web site in accordance with applicable SEC requirements.

Independence of Directors

On April 10, 2013 our common stock became listed on a national securities exchange, the NYSE MKT. Accordingly, in determining whether our Directors are independent, we are required to comply with the rules of the NYSE MKT. We also expect to continue to comply with securities and other laws and regulations regarding the independence of directors, including those adopted under Section 301 of the Sarbanes-Oxley Act and Rule 10A-3 under the Securities and Exchange Act of 1934 with respect to the independence of Audit Committee members. The NYSE MKT listing standards define an “independent director” generally as a person, other than an officer of a company, who does not, in the view of the company’s Board of Directors, have a relationship with the company that would interfere with the director’s exercise of independent judgment. The Board has affirmatively determined that each of the following directors, constituting a majority of the Board, is independent within the meaning of the NYSE MKT listing standards:

Dr. Frederick W. Telling

Christine L. Koski

Robert C. Koski

Charles L. Pope

Dr. Alan Dunton

Such independence definition includes a series of objective tests, including that the director is not an executive officer employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by the NYSE MKT listing standards, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure

We currently separate the positions of Chief Executive Officer and Chairman of the Board. Since February 2011, Dr. Telling, one of our independent directors, has served as our non-executive Chairman of the Board. The responsibilities of the Chairman of the Board include: setting the agenda for each Board meeting, in consultation with the Chief Executive Officer; presiding at executive sessions; facilitating and conducting, with the Nominating Committee, the annual self-assessments by the Board and each standing committee of the Board, including periodic performance reviews of individual directors; and conducting, with the Compensation Committee, a formal evaluation of the Chief Executive Officer and other executive officers in the context of the annual compensation review.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that having an independent director serve as Chairman of the Board is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

In addition, as described in more detail below, our Board has three standing committees, each chairman and each member of which is an independent director. Our Board delegates substantial responsibility to each Board committee, which reports their activities and actions back to the Board. We believe that our independent Board committees and their chairmen are an important aspect of our Board leadership structure.

Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our Board, our officers are responsible for the day-to-day management of the material risks Oragenics faces. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in setting our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for Oragenics. The Board regularly receives updates from management and outside advisors regarding certain risks the Company faces, including potential litigation and various operating risks.

In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, and internal investigations; our Compensation Committee oversees risks related to compensation policies and practices; and our Nominating Committee oversees governance related risks, such as Board independence and conflicts of interest, as well as management and director succession planning. Our Board committees report their findings to the Board.

Senior management attends Board and Board committee meetings and is available to address any questions or concerns raised by the Board on risk management-related and any other matters. The Board holds periodic strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.

Meetings of the Board of Directors and Committees

Board of Directors. Our property, affairs and business are under the general management of our Board of Directors as provided by the laws of the State of Florida and our Bylaws. The Board of Directors conducts its business through meetings of the full Board and through committees of the Board. The Board of Directors has appointed standing Audit, Compensation and Nominating Committees of the Board of Directors. The Board periodically reviews the size of the Board and recommends any changes it determines to be appropriate given our needs. Under our Bylaws, the number of members on the Board may be increased or decreased by resolution of the Board.

The Board currently consists of five members. The Board has no formal policy regarding board member attendance at the Annual Meeting. All of our existing Directors attended the prior year’s annual meeting and all of our Directors are expected to attend the current Annual Meeting. The Board of Directors met or unanimously consented to resolutions fifteen times during the year ended December 31, 2014 (“Fiscal 2014”). Our Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees during Fiscal 2014. In conjunction with regularly scheduled meetings, our “independent” Directors met in separate executive sessions.

Audit Committee: The Audit Committee members currently consist of Mr. Charles Pope, Dr. Frederick Telling and Dr. Alan Dunton with Mr. Pope serving as Chairman. The Board has affirmatively determined that each such person met the independence requirements for audit committee purposes based on the more stringent independence standards imposed by applicable NYSE MKT and SEC rules. In addition, the Board of Directors has determined that Mr. Pope is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities and Exchange Act of 1934. In March 2004, the Audit Committee adopted a written charter which was modified on April 24, 2007 and on December 29, 2009. The Company believes that its Audit Committee Charter complies with the requirements related to Sarbanes-Oxley and a current copy of the Audit Committee Charter is available on our website at www.oragenics.com. The Audit Committee met unanimously or consented to resolutions four times during Fiscal 2014.

The Audit Committee has the sole authority to engage and discharge, review the independence, qualifications, activities and compensation of the Company’s independent registered certified public accountants. The Audit Committee reports to the Board the appointment of the independent registered certified public accountants. The Audit Committee must assure regular rotation of the lead and concurring audit partners. The Audit Committee is responsible for the oversight of the Company’s financial policies, control procedures, accounting staff, and reviews and approves the Company’s financial statements. The Audit Committee is responsible for the review of transactions between the Company and any Company officer, Director or entity in which a Company officer or Director has a material interest. The Audit Committee must develop and maintain procedures for the submission of complaints and concerns about accounting and auditing matters. The Audit Committee must assure CEO and CFO certifications meet their obligations by performing a review and evaluation of the Company’s disclosure controls and procedures. The Audit Committee has the authority to engage the services of an outside advisor when required. The Audit Committee must receive reports from the independent registered certified public accountants on critical accounting policies, significant accounting judgments and estimates, off-balance sheet transactions and non-Generally Accepted Accounting Principles financial measures.

Compensation Committee: The Compensation Committee consists of directors Dr. Frederick Telling, Charles Pope and Christine Koski with Dr. Telling serving as Chairman. Effective as of July 1, 2015, the Compensation Committee will consist of Dr. Alan Dunton, Dr. Frederick Telling and Christine Koski with Dr. Dunton serving as Chairman. The Board has determined that each current member of the Compensation Committee meets the applicable requirements for independence. None of the Compensation Committee members has ever been an officer or employee of the Company. The Compensation Committee is responsible for establishing the compensation of the Company’s Directors, Chief Executive Officer and all other executive officers, including salaries, bonuses, severance arrangements, and other executive officer benefits. The Committee also administers the Company’s various incentive and stock option plans and designates both the persons receiving awards and the amounts and terms of the awards. The Compensation Committee adopted a charter in March 2004 to outline its compensation, benefits and management development philosophy and to communicate to shareholders the Company’s compensation policies and the reasoning behind such policies as required by the Securities and Exchange Commission. The Charter was modified on April 24, 2007, on December 29, 2009 and again on June 6, 2013. A current copy of the compensation Committee charter is available on our website at www.oragenics.com. The Compensation Committee met six times during Fiscal 2014.

Nominating Committee: The nominating committee consists of directors Dr. Alan Dunton, Charles Pope and Robert Koski with Dr. Dunton serving as Chairman. Effective as of July 1, 2015, the nominating committee will consist of Charles Pope, Dr. Alan Dunton and Robert Koski with Mr. Pope serving as Chairman. The Board has determined that each current member of the Nominating Committee meets the applicable requirements for independence. The Nominating Committee met or unanimously consented to a resolution three times during Fiscal 2014. The Board adopted a nominating committee charter. The charter was updated on February 12, 2014. A current copy of the Nominating Committee’s charter is available on our website. In addition to recommending candidates to the Board for election at the Annual shareholder Meeting, the Nominating Committee oversees the evaluation of the board as a whole and its committees, as well as individual evaluations of those directors who are being considered for possible re-nomination to the board. The evaluation process occurs annually and has, to date, been informal.

The Nominating Committee has not established specific minimum age, education, and years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. The Nominating Committee also believes it is appropriate for a member of the Company’s management to participate as a member of the Board of Directors, although at present no such management member serves on the Board of Directors. The Nominating Committee will consider as candidates for director individuals who possess a high level of ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. Such candidates must be able to make a significant contribution to the governance of the Company by virtue of their business and financial expertise, educational and professional background. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of the Company, and the disciplines represented by incumbent directors. In evaluating candidates for nomination as a director, the Nominating Committee will also consider other criteria, including geographical representation, independence, practical wisdom, mature judgment and having sufficient time to devote to the affairs of the Company in order to carry out the responsibilities of a director. One or more of our directors is required to possess the education or experience required to qualify as an audit committee financial expert as defined in the applicable rules of the Securities and Exchange Commission. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating Committee believe that it is essential that the members of the Board of Directors represent diverse viewpoints and a diverse mix of the specific criteria above. The entire Board of Directors is polled for suggestions as to individuals meeting the aforementioned criteria. Research may also be performed to identify qualified individuals. To date the Company has not engaged third parties to identify or evaluate or assist in identifying potential nominees.

Shareholder Recommendation of Nominees. The Board does not currently have a policy with regard to the consideration of any Director candidates recommended by security holders. Given the Company’s current size, stage of development, and size of the Board, the Board believes that it is not currently appropriate to establish a separate policy for security holders to submit such recommendations. Notwithstanding the lack of a formal policy regarding security holder nominations, the Board may from time to time consider candidates proposed for consideration for service on the Company’s Board by security holders. The Nominating Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with applicable law, rule or regulation regarding director nominations. Shareholders may submit candidates for nomination to our Board of Directors by writing to: Nominating Committee of the Board of Directors, Oragenics, Inc., 4902 Eisenhower Blvd., Suite 125, Tampa, Florida 33634.

When submitting a nomination to us for consideration, a shareholder must provide certain information about each person whom the shareholder proposes to nominate for election as a director, including: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of our capital stock owned beneficially or of record by the person; and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, or the Exchange Act, and the rules and regulations promulgated thereunder. Such notice must be accompanied by the proposed nominee’s written consent to be named as a nominee and to serve as a director if elected. The Board has not set any specific minimum qualifications that must be met by a nominee presented for consideration to the Board by a security holder. A Board member may become aware of a potential nominee and present such nominee to the full Board for consideration at a Board meeting. The Board would evaluate the candidate and determine whether such person should be considered for Board service based on a variety of criteria including but not limited to, whether the individual has experience in the Company’s industry, potential conflicts, and the person’s ability to work with existing Board members and expected contributions. The Board would evaluate a nominee submitted by a security holder in the same or similar manner as one recommended by the Nominating Committee.

Direct Shareholder Communication to Board Members

The Company does not currently have a formal process for direct security holder communications to the Board. The basis for the Board’s view that it is appropriate for the Company to not have such a formal process includes but is not limited to the following: the Company’s limited financial and personnel resources, the Company’s stage of operations and development and the ability for security holders to communicate with Board members informally.

Shareholders with questions about the Company are encouraged to contact the Company’s Corporate Secretary. However, if shareholders feel their questions have not been addressed, they may communicate with the Company’s Board of Directors by sending their communications to an individual director(s) or to the Company’s Board of Directors, c/o Corporate Secretary, Oragenics, Inc., 4902 Eisenhower Blvd., Suite 125, Tampa, Florida 33634. All shareholder communications received by the Company’s Corporate Secretary in this manner will be delivered to the individual director(s) or to the Company’s Board of Directors.

The Chairman of the Board of Directors, Dr. Frederick Telling, is an independent director and has been designated by the Board of Directors to preside at the executive sessions of the independent directors. If interested parties wish to make a concern known to the independent directors, they may do so in a writing addressed to the Chairman of the Board, Oragenics, Inc., 4902 Eisenhower Blvd., Suite 125, Tampa, Florida 33634.

Director Compensation

The Director compensation program for 2014 consisted of the following:

Non-employee directors

Cash Compensation. The Director compensation program for 2014 provided that all non-employee Directors would receive an annual base fee for service on the Board of $24,000. In addition, the Chairperson of the Board and of our Audit Committee, Compensation Committee and Nominating Committee would also receive annual fees of $25,000, $20,000, $15,000 and $10,000, respectively. All non-employee Directors serving on committees (other than as the Chairperson) would receive an annual fee of $5,000 in connection with such committee service. In addition, all non-employee Directors would receive a fee of $2,000 for each in-person board meeting attended in excess of one per quarter in addition, from time to time, the Board may establish special committees and in connection therewith determine the cash compensation that would be paid to the directors serving on a special committee at the time of the establishment of such committee. All fees for Board service are to be paid on or before the last business day of each quarter.

Equity Compensation. Equity compensation is issued to Directors upon joining our Board. Non-employee Directors receive a stock option for the purchase of 5,000 shares of our common stock at an exercise price per share equal to the fair market value per share on date they became a Director, which will immediately vest and be exercisable for ten years, subject to early termination under the terms of the 2012 Equity Incentive Plan. In connection with each annual meeting of shareholders commencing with the 2013 Annual Meeting, each continuing non-employee director would be granted an award of 10,000 fully vested shares of the Company’s common stock under the Company’s 2012 Equity Incentive Plan. As part of the Director compensation program, the Board may also make discretionary equity based awards from time to time under the Company’s 2012 Equity Incentive Plan.

Reimbursement of Expenses. Non-employee Directors are also reimbursed for expenses incurred in connection with their attendance at Board or committee meetings and reasonable out-of-pocket business expenses associated with their Board service.

Long-term Incentive Compensation

On November 14, 2011, the Compensation Committee and Board of Directors approved a change in the Company’s director compensation program to add a long term performance based equity incentive component for the non-employee directors (the “Non-Employee Director LTIP Program”). The Non-Employee Director LTIP Program was an incentive program designed to motivate the non-employee directors to achieve the Company’s financial and other performance objectives and to reward them if, and when, those objectives are met. The Non-Employee Director LTIP Program included, upon adoption, a one-time retention award to each non-employee director of common stock from the Company’s Equity Incentive Plan. In addition, the Non-Employee Director LTIP Program provided for the award of shares of common stock as compensation to non-employee directors of the Company. The shares would be issued to non-employee directors during the term of the Non-Employee Director LTIP Program, subject to the satisfaction of applicable performance goals (as described below). The non-employee director participants are eligible to receive shares of common stock if they continue to serve the Company as directors through the first to occur of either of the following: (i) the Company’s achievement, on or before December 31, 2013 (the “Termination Date”), of the various “Performance Goals” set forth below, or (ii) the effective date of a “Change in Control” of the Company that occurs at any time on or before the Termination Date. The Non-Employee Director LTIP Program is comparable in all respects to the long-term incentive plan for the designated executive officers and employee participants, including the Performance Goals.

Awards under the Non-Employee Director LTIP Program were subject to being credited to participants, up to target levels, to the extent that the performance goals were satisfied, as determined by the Compensation Committee and Board. Upon the occurrence of a “Performance Vesting Date” with respect to a “Performance Goal,” a participant would be entitled to receive a number of shares of Common Stock determined by multiplying (1) the award percentage (each, an “Award Percentage”) corresponding to that particular Performance Goal as set forth in their award agreement by (2) the total number of outstanding shares of Common Stock, determined on a non-fully diluted basis, as of that particular applicable Performance Vesting Date. For purposes of an award, the “Performance Vesting Date” with respect to a Performance Goal would be the day on which the Compensation Committee of the Company’s Board of Directors certified and determined, in its reasonable discretion, that the applicable Performance Goal had been achieved. Participants were required to remain directors of the Company through the date on which the Compensation Committee made a final determination under the Non-Employee Director LTIP Program with respect to the satisfaction of the performance goals during the performance period.

The Non-Employee Director LTIP Program provided for share awards upon the Company achieving any of the following performance goals: (i) achievement of Company fiscal year sales equal or greater than $10,000,000; (ii) achievement of Company fiscal year sales equal or greater than $20,000,000; (iii) achievement by the Company of cash flow positive in any fiscal quarter; (iv) achievement by the Company of earnings per share in any fiscal year equal or greater than $0.02 per share of Company stock; (v) achievement of price per share of Company stock equal to $10.00; (vi) achievement of price per share of Company stock equal to $20.00; (vii) licensing of any science technology which results in upfront cash receipt of $2M; or (viii) capital raise by the Company of $5,000,000 in both fiscal years or a $10,000,000 in a single raise.

The award percentages for each non-employee director for the achievement of each designated Performance Goal were the same for each non-employee director and upon commencement of the program were as follows:

Non-Emp. Director	$10M Sales	$20M Sales	Positive CF	EPS Goal	$10 Share Price	$20 Share Price	License Technology	Company Capital Raise
	0.11%	0.09%	0.11%	0.16%	0.11%	0.06%	0.09%	0.16%

Amendment to Long Term Incentive Component. On February 11, 2013, the Board considered and approved amendments to the Non-Employee Director Program which is administered under the Company’s 2012 Equity Incentive Plan. The amendments consist of (i) an extension of the Termination Date in the individual award agreements from December 31, 2013 to December 31, 2014 (the “Amended Termination Date”); and (ii) the addition of four new performance goals. These changes were considered by the Committee to be in the best interest of the Company and necessary to attract and retain highly qualified directors to serve on the Company’s Board. The Board also ratified and approved the changes to the director compensation program.

The specific additional Performance Goals added and the Award Percentages for the participating non-employee directors were as follows:

(ix) Successful filing and acceptance by the FDA of an IND on first lantibiotic candidate.

(x) First dose of a lantibiotic administered to a patient under a Company sponsored clinical study.

(xi) Capital raise by the Company of $12,000,000 or more in a single year.

(xii) Broaden Intrexon relationship to include new area outside of lantibiotics as evidenced by a Board approved amended or new collaboration agreement that includes a new therapeutic area.

	Performance Goals/Award Percentages
	(ix) Lantibiotic IND	(x) Human Exposure to Lantibotic	(xi) Company Capital Raise	(xii) Expand Existing or Enter into New Collaboration Agreement
Non-Employee Director	0.11%	0.11%	0.11%	0.11%

The amendments were implemented by amending the non-employee director participants’ original Award Agreements.

Long Term Incentive Component-Change of Control. In the event a Change in Control of the Company occurs, each non-employee director would have been entitled to receive the full amount of the shares with respect to any Performance Goal as to which the related Performance Vesting Date did not occur prior to the date of the Change in Control as though the Performance Goal had been fully achieved as of the time of the Change in Control except with respect to the Share Appreciation Goals which will depend on the price per share of any change in control transaction. The term “Change in Control” for purposes of an award meant: a “Corporate Transaction” as defined in the Company’s Equity Incentive Plan.

Assuming a Change of Control event would have occurred during the Non-Employee Director LTIP Program period as amended, and based upon the current level of the Company’s outstanding shares of common stock and all remaining unachieved performance based awards being vested (including share appreciation awards), each non-employee director would have been entitled to receive 343,225 shares and an aggregate for all non-employee directors 1,716,125 shares. Copies of the form of long term incentive plan award agreement and amendment for non-employee directors approved by the Committee and Board were previously filed with the SEC.

Termination of Long-Term Performance Based Incentive Programs. The performance periods for the Non-Employee Director LTIP Program ran from January 1, 2012 through December 31, 2014. The program expired in accordance with its terms on December 31, 2014. This program resulted in no shares of common stock being issued in aggregate to our non-employee directors during the year ended December 31, 2014. Under the Non-Employee Director LTIP Program an aggregate of 357,910 shares were issued to our non-employee directors during the period in which the program was in place based upon the achievement of certain of the designated performance goals.

The following table sets forth the compensation of our non-employee Directors in 2014.

Director Compensation Table

Name	Fees earned or paid in cash(1)	Stock Awards(2)	Option awards	All other compensation(3)	Total
Dr. Frederick W. Telling	$89,500	$20,500	$—	$—	$110,000
Robert C. Koski	$33,000	$20,500	$—	$—	$53,500
Christine L. Koski	$37,000	$20,500	$—	$—	$57,500
Charles L. Pope	$71,500	$20,500	$—	$—	$92,000
Dr. Alan W. Dunton	$58,000	$20,500	$—	$—	$78,500

(1)	Amounts represent cash compensation earned by Directors during 2014 in connection with their Board service including service in connection with special committees established by the Board.
(2)	As part of the Company’s non-employee Director compensation program and in connection with the Company’s annual meeting, on May 30, 2014 each continuing non-employee (Director Frederick Telling, Charles Pope, Alan Dunton, Christine Koski and Robert Koski) was granted an award of 10,000 fully vested shares of the Company’s common stock under the Company’s 2012 Equity Incentive Plan. The grant date fair value of these shares was $2.05 per share.
(3)	No other compensation was paid to the non-employee Directors except for reimbursement for travel expenses to Board meetings, which did not exceed $10,000 individually or in the aggregate for our non-employee Directors.

Employee Directors

The Director compensation program provides that employee Directors receive no additional compensation in connection with their board service.

Director Compensation Program Changes-2015

On March 16, 2015, the Compensation Committee of the Board of Directors (the “Compensation Committee”) recommended and approved, and the Board of Directors approved, changes to the Director Compensation program, which included a program of equity based awards from the Company’s 2012 Equity Incentive Plan (the “2012 Plan”) described below which are intended to align the Board’s interests with stockholders over a long-term basis and thereby replace the expired Non-Employee Director LTIP Program and changes to cash compensation. With respect to non-employee directors, the new equity based program also provides for equity awards in the form of stock options and in the form of restricted stock to be split 66% and 33%, respectively. The new equity based programs also include a minimum dollar value stock ownership requirement which is described below.

Non-Employee Director Option Awards. On March 16, 2015, in connection with and in furtherance of the new equity based award program, the Board approved stock option awards in the amount of 80,000, to each of the Company’s non-employee directors, Frederick Telling, Charles Pope, Alan Dunton, Christine Koski and Robert Koski, under the Company’s 2012 Equity Incentive Plan, at an exercise price of $1.32 per share, the closing price on March 16, 2015, the date of grant. The options are subject to time-based vesting in equal annual installments over a three-year period on the first, second and third anniversaries of the date of the grant, provided that the recipient remains a director of the Company through the vesting dates. The stock option awards are subject to the standard terms and conditions of the Company’s form of stock option agreement which include early vesting upon a change in control of the Company.

Non-Employee Director Restricted Stock Awards. Dr. Telling, Mr. Pope, Dr. Dunton, Ms. Koski and Mr. Koski were each also awarded 40,000 restricted shares of Company common stock under the Company’s 2012 Plan of which 10,000 restricted shares will vest at the end of each calendar quarter in 2015 provided the recipient remains a director through the vesting date. The restricted stock awards are subject to the standard terms and conditions of the Company’s form of restricted stock agreement which include early vesting upon a change in control of the Company.

Minimum dollar value stock ownership requirements. Each non-employee director receiving the above equity based awards will be subject to a minimum dollar value stock ownership holding requirement with respect to the awards received as well as all prior equity awards under the 2012 Equity Incentive Plan which requirement is intended to align the ability to sell shares with the performance of the Company’s stock price. The non-employee Directors will each be subject to a minimum dollar value stock ownership requirement equal to six times the annual Board retainer ($270,000) below which dollar threshold they would be precluded from selling shares of Company stock acquired from the Company under its 2012 Equity Incentive Plan.

Non-Employee Director 2015 Cash Compensation. On March 16, 2015, the Board of Directors approved certain adjustments to the cash compensation of non-employee directors with certain increases as a result of the significant amount of additional time spent by Board members on Company matters due to, among other factors, an increase in the number of expected in-person meetings during the year and the Company’s current vacancy in the position of Chief Executive Officer. The increases in Board committee services fees were to bring them in line with similarly sized companies. The table below compares the cash compensation to non-employee directors for 2014 with the new cash compensation for 2015.

	2014	2015	Increase
Board:
Board Service - retainer	$24,000	$45,000	$21,000
Board Chairperson	$25,000	$40,000	$15,000

Audit Committee:
Audit Chairperson	$20,000	$20,000	—
Committee member - service	$5,000	$10,000	$5,000

Compensation Committee:
Compensation Chairperson	$15,000	$15,000	—
Committee member - service	$5,000	$7,500	$2,500

Nominating Committee:
Nominating Chairperson	$10,000	$10,000	—
Committee member - service	$5,000	$5,000	—

In connection with the above Director Compensation changes, the Board is expecting to meet in-person for a minimum of six meeting in 2015. To the extent, the Board meets in excess of six in-person meetings an additional per meeting fee would also be considered to be paid to each director by the Board for such additional in-person meeting. To the extent the Board determines to establish a special committee or a special committee was previously established and continues to function the Board would determine the cash compensation payable to each director serving on any such special committee.

EXECUTIVE COMPENSATION

Compensation Practices and Risk

The following “Compensation Discussion and Analysis” section describes generally our compensation policies and practices that are applicable for executive and management employees. We use common variable compensation designs across all of our business units and divisions, with a significant focus on corporate and business financial performance as generally described in this Proxy Statement.

Compensation Discussion and Analysis

Throughout this section of the Proxy Statement, the individuals who served as the Company’s chief executive officer and chief financial officer, as well as the other individuals included in the Summary Compensation Table herein, are referred to as the “named executive officers.”

Overview of Compensation Program

The Compensation Committee of the Company’s Board of Directors is responsible for establishing and evaluating the Company’s policies governing the compensation of its executive officers, including its named executive officers. The Compensation Committee reviews and proposes recommendations to the Board of Directors regarding the compensation to be paid to the Chief Executive Officer. In addition, the Compensation Committee reviews and approves the compensation to be paid to all other executive officers. The Compensation Committee ensures that the total compensation paid to the Company’s executive officers is fair, reasonable and competitive.

Clawback Policy

In order to further align management’s interests with those of shareholders and to support the Company’s governance practices, the Board of Directors adopted a recoupment policy applicable to annual bonuses and other short-term and long-term incentive compensation based on financial targets (“Incentive Compensation”) received by current and former executive officers of the Company and such other senior executives/employees of the Company who may from time to time be deemed subject to the policy by the Board of Directors (“Covered Executive”). The policy provides that if, as a result of a restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, a Covered Executive received more Incentive Compensation than the Covered Executive would have received absent the incorrect financial statements, the Company shall recover said excess Incentive Compensation (defined as the excess of (i) the actual amount of Incentive Compensation paid to the Covered Executive over (ii) the Incentive Compensation that would have been paid based on the restated financial results during the three-year period preceding the date on which the Company is required to prepare such restatement). The policy also provides that if the Board of Directors makes a determination in its sole discretion that a Covered Executive engaged in Misconduct (as defined below), the Board of Directors may require reimbursement or forfeiture of all or part of the Incentive Compensation received by the Covered Executive. The Board of Directors may use its judgment in determining the amount to be recovered. Misconduct is defined as (i) conviction of a felony, (ii) material breach of any agreement with the Company, (iii) material breach of any Company policy or code, (iv) act of theft, embezzlement or fraud, (v) misrepresentation or misstatement of financial or performance results, and (vi) any other act or event that the Board of Directors has determined that recoupment is appropriate.

Compensation Objective

The Company’s executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executive officers;

•	Motivate and reward executive officers whose knowledge, skills, performance and business relationships are critical to the Company’s success;

•	Align the interests of the Company’s executive officers and shareholders by motivating executive officers to ultimately increase shareholder value;

•	Compensate the Company’s executive officers to manage the Company’s business to meet its short term and long-range goals;

•	Ensure fairness among the executive officers by recognizing the contributions each executive officer makes to the Company’s success; and

•	Provide a competitive compensation package which includes some pay for performance factors.

Role of Others in Compensation Decisions

The Compensation Committee makes all of the decisions with respect to the compensation received by the Company’s executive officers other than the Company’s chief executive officer which the Committee reviews and proposes recommendations to the Board of Directors. The Compensation Committee meets outside the presence of all of the Company’s executive officers to consider appropriate compensation recommendations for the Company’s chief executive officer. For all other executive officers, the Compensation Committee meets outside the presence of all executive officers except for the Company’s chief executive officer. The Company’s chief executive officer periodically reviews each of the other executive officers’ performance with the Compensation Committee and makes recommendations to the Compensation Committee with respect to any appropriate changes in base salary, bonus and grants of long-term equity incentive awards for the executive officers, excluding himself. Given the current vacancy of the office of chief executive officer at the Company, the Company’s interim principal executive office and chief financial officer, together with the Chairman of the Board of Directors would make such recommendation to the Compensation Committee. Based in part on these recommendations and other considerations, the Compensation Committee reviews and approves such compensation arrangements of the Company’s executive officers other than the Company’s chief executive officer. The Compensation Committee also annually analyzes the chief executive officer’s performance and determines his salary, annual cash bonus and grants of long-term equity incentive awards and makes recommendations to the Board of Directors. The Compensation Committee reviews and makes recommendation to the Board of Directors regarding all new equity related incentive plans for senior management.

Consideration of Most Recent Shareholder Advisory Vote on Executive Compensation

The Compensation Committee also considers the results of the Company’s most recent shareholder advisory vote on executive compensation. At the 2014 Annual Meeting, the Company’s shareholders voted overwhelmingly in favor of the compensation of our named executive officers: approximately 67.7% of the shares outstanding voted in favor of the program. In light of these results, the Compensation Committee decided to continue to include in the 2015 executive compensation program all of the features previously approved by the Company’s shareholders. The Board of Directors previously determined that future shareholder advisory votes on executive compensation will be submitted to shareholders of the Company annually until the next required advisory vote on the frequency of conducting advisory votes on executive compensation.

2014 Executive Compensation Components

For the fiscal year ended December 31, 2014, the principal components of compensation for the Company’s executive officers were:

•	Annual base salary;

•	Bonus;

•	Long-term equity based incentive compensation;

•	Executive LTPB Program; and

•	Other benefits.

Annual Base Salary

Base salary is designed to attract and retain experienced executive officers who can drive the achievement of the Company’s goals. While the initial base salary for the Company’s executive officers was determined by an assessment based upon the responsibilities of the position, the expected contribution of the position to our business, the experience and skill required for the position, and competition in the marketplace for the talent; the factors used in determining increases in base salary include individual performance, changes in role and/or responsibility and changes in the competitive market environment. The Compensation Committee periodically reviews the base salary for each executive officer.

Bonus

The Company instituted a performance based bonus program in the 2014 fiscal year for Dr. John Bonfiglio, our former Chief Executive Officer, pursuant to the requirements of his employment agreement. See “Chief Executive Bonus Plan – 2014” below for a description of Dr. Bonfiglio’s bonus program for 2014. The Company also established a formal bonus program for Mr. Sullivan and Dr. Handfield in 2014. See “Bonus Plan 2014 – Mr. Sullivan and Dr. Handfield” below for a description of their bonus program for 2014. In 2015, the Company also established a formal bonus program for Messrs. Sullivan, Fosmoe and Dr. Handfield for 2015. See “Bonus Plan 2015 – Mr. Sullivan, Dr. Handfield and Mr. Fosmoe” below for a description of their bonus program for 2015. Discretionary bonuses for executive officers and employees may also be considered by the Compensation Committee and recommended at the discretion of the Compensation Committee for approval by our Board of Directors.

Long-Term Equity Incentive Compensation

The Company awards long-term equity incentive awards to executive officers, including the named executive officers, as part of its total compensation package. These awards are consistent with the Company’s pay for performance principles and align the interests of the executive officers to the interests of the Company’s shareholders. The Compensation Committee reviews and approves the amount of each award to be granted to each named executive officer. Long-term equity incentive awards are made pursuant to the 2012 Equity Incentive Plan.

The Company’s long-term equity incentives are currently in the form of options to acquire its common stock. Stock option awards provide the Company’s executive officers with the right to purchase shares of its common stock at a fixed exercise price for a period of up to ten years under the 2012 Equity Incentive Plan. Stock options are granted under the 2012 Equity Incentive Plan at a price not less than the prevailing market value at the time of grant and will have realizable value only if the Company’s stock price increases. Stock options are earned on the basis of continued service to the Company and generally vest over a number of years or based upon other specific performance based criteria.

The Company’s long-term equity incentive also can be in the form of restricted share awards of the Company’s common stock under the 2012 Equity Incentive Plan. Restricted stock awards provide the Company’s executive officers with the shares of its common stock subject to certain restrictions and/or vesting requirements. Restricted stock shares will be earned on the basis of continued service to the Company and will vest as set forth in the separate award agreements.

The Compensation Committee determines the amount and features of the stock options and/or restricted stock, if any, to be awarded to executive officers. The Compensation Committee evaluates a number of criteria, including the past service of each such executive officer to the Company, the present and potential contributions of such executive officer to the Company’s success and such other factors as the Compensation Committee shall deem relevant in connection with accomplishing the purposes of the 2012 Equity Incentive Plan, including the executive officer’s current stock holdings, years of service, position with the Company and other factors. The Compensation Committee will not apply a formula assigning specific weights to any of these factors when making its determination.

Executive LTPB Program

On November 14, 2011, the Compensation Committee of our Board of Directors as well as our Board of Directors approved a long-term performance-based incentive program (the “Executive LTPB Program”) to be administered under the Company’s 2002 Plan. The Executive LTPB Program is an incentive program designed to motivate the participants, including the Company’s chief executive officer, to achieve the Company’s financial and other performance objectives and to reward them if, and when, those objectives are met. The Committee and the Board believed it was in the best interest of the Company to: (i) develop a culture of achievement and performance; (ii) align the incentive structure to the long term goals of the Company; (iii) promote retention; (iv) promote achievement of targeted results; (v) use equity proactively and as an appropriate incentive; and (vi) employ variable compensation based upon performance goals.

The Executive LTPB Program provided for the award of shares of common stock as a bonus to designated executive officers and employees of the Company. The shares would be issued to participants during the term of the Executive LTPB Program, subject to the satisfaction of applicable performance goals (as described below). Participants were eligible to receive a bonus payable in shares of common stock if they continued to be employed by the Company through the first to occur of either of the following: (i) the Company’s achievement, on or before December 31, 2013 (the “Termination Date”), of the various “Performance Goals” set forth below, or (ii) the effective date of a “Change in Control” of the Company that occurs at any time following the date of this Agreement and on or before the Termination Date.

The Executive LTPB Program included an immediate retention award made to the designated participants, which was payable in shares of common stock of the Company, as a retention award (a “Retention Award”). The Retention Award was determined by multiplying (i) the approved award percentage for the Retention Award by (2) the total number of outstanding shares of Common Stock, determined on a non-fully diluted basis. Total retention awards issued to executive participants by the Company at the time the Executive LTPB Program was established consisted of 61,600 shares.

The performance periods for the Executive LTPB Program ran from January 1, 2012 through December 31, 2014 (originally December 2013, but see amendment discussed below). Awards under the Executive LTPB Program were subject to being credited to participants, up to target levels, to the extent that the performance goals were satisfied, as determined by the Compensation Committee. Upon the occurrence of a “Performance Vesting Date” with respect to a “Performance Goal,” a participant was entitled to receive a number of shares of Common Stock determined by multiplying (1) the award percentage (each, an “Award Percentage”) corresponding to that particular Performance Goal as set forth in their individual award agreement by (2) the total number of outstanding shares of Common Stock, determined on a non-fully diluted basis, as of that particular applicable Performance Vesting Date. For purposes of an award, the “Performance Vesting Date” with respect to a Performance Goal would be the day on which the Compensation Committee of the Company’s Board of Directors certified and determined, in its reasonable discretion, that the applicable Performance Goal had been achieved. Participants were required to remain employees of the Company through the date on which the Compensation Committee made a final determination under the Executive LTPB Program with respect to the satisfaction of any Performance Goal during the performance period.

The Executive LTPB Program provided for awards upon the Company achieving any of the following performance goals: (i) achievement of Company fiscal year sales equal or greater than $10,000,000; (ii) achievement of Company fiscal year sales equal or greater than $20,000,000; (iii) achievement by the Company of cash flow positive in any fiscal quarter; (iv) achievement by the Company of earnings per share in any fiscal year equal or greater than $0.02 per share of Company stock; (v) achievement of price per share of Company stock equal to $10.00; (vi) achievement of price per share of Company stock equal to $20.00; (vii) licensing of any science technology which results in upfront cash receipt by the Company of $2,000,000 or more; or (viii) capital raise by the Company of $5,000,000 or more in both fiscal years or a $10,000,000 or more in a single raise.

An award agreement was delivered to each designated participant under the Executive LTPB Program, which set forth the percentage award of shares to be awarded to the participant upon achievement of the designated Performance Goals and the terms thereof. New participants were able to be added to the Executive LTPB Program following the beginning of the performance period. A copy of the form of long term incentive plan award agreement for employee participants approved by the Committee and Board was previously filed with the SEC.

The share based awards payable to our executive officers were based on the achievement of the performance goals listed above and tied to certain pre-determined and approved percentages. The specific percentages for awards upon achievement of the specific Performance Goals of the participants were as follows:

Executive	$10M Sales	$20M Sales	Positive CF	EPS Goal	$10 Share Price	$20 Share Price	License Technology	Company Capital Raise
Dr. Martin Handfield	0.17%	0.13%	0.17%	0.23%	0.17%	0.10%	0.13%	0.23%
Michael Sullivan	0.22%	0.18%	0.22%	0.31%	0.22%	0.14%	0.18%	N/A
Dr. John Bonfiglio (former CEO)	0.50%	0.40%	0.50%	0.70%	0.50%	0.30%	0.40%	0.70%

Amendment to Executive LTPB Program. On February 11, 2013 the Committee and Board approved an amendment to the Executive LTPB Program administered under the Company’s 2012 Equity Incentive Plan. The Amendment consisted of (i) the extension of the Termination Date in the individual award agreements from December 31, 2013 to December 31, 2014 (the “Amended Termination Date”); and (ii) the addition of four new performance goals. The specific additional Performance Goals added and the Award Percentages for the participating executive officers were as follows:

Additional Performance Goals:

(ix) Successful filing and acceptance by the FDA of an IND on the Company’s first lantibiotic candidate.

(x) First dose of a lantibiotic administered to a patient under a Company-sponsored clinical study.

(xi) Capital raise by the Company of $12,000,000 or more in a single year.

(xii) Broaden Intrexon relationship to include a new area outside of lantibiotics as evidenced by a Board approved amendment to an existing collaboration agreement or a new collaboration agreement that includes a new therapeutic area.

	Performance Goals/Award Percentages
	(ix) Lantibiotic IND	(x) Human Exposure to Lantibotic	(xi) Company Capital Raise	(xii) Expand Existing or Enter into New Collaboration Agreement
Participating Executives
Michael Sullivan	0.18%	0.18%	0.22%	0.18%
Martin Handfield	0.17%	0.17%	0.17%	0.17%
Dr. John Bonfiglio (former CEO)	0.50%	0.50%	0.50%	0.50%

The Committee believed it was in the best interest of the Company to extend the period in which the program would be in effect until the Amended Termination Date for the existing performance goals and to add the new goals related to further capital raising efforts and to its lantibiotic development efforts due to the significance of such efforts to the Company. The Committee believed the changes continue to serve the purposes of the long term incentive program. The amendments were implemented by amending the existing executive and employee participants original Award Agreements.

Executive LTPB Program Change of Control. In the event a Change in Control of the Company occurs, a participant would be entitled to receive the full amount of the shares with respect to any Performance Goal as to which the related Performance Vesting Date did not occur prior to the date of the Change in Control as though the Performance Goal had been fully achieved as of the time of the Change in Control except with respect to the Share Appreciation Goals which would depend on the price per share of any change in control transaction. The term “Change in Control” for purposes of an award shall mean: a “Corporate Transaction” as defined in the Plan.

Assuming a Change of Control event during the Executive LTPB Program period as amended, and based upon the current level of the Company’s outstanding shares of common stock and all remaining performance based wards being vested (including share appreciation awards), Mr. Sullivan and Dr. Handfield and the Company’s former CEO would have been entitled to receive 661,160, 520,257, and 1,553,545 shares, respectively (an aggregate of 2,734,962 shares). The actual number of shares to be issued under the Executive LTPB Program were subject to change as the Company issued more shares of its common stock because the Executive LTPB Program awards was based upon a percentage of the then outstanding shares.

Termination of Long-Term Performance-Based Incentive Programs. The performance period for the Executive LTPB Program ran from January 1, 2012 through December 31, 2014. The program expired in accordance with its terms on December 31, 2014. This program resulted in no shares of common stock being issued to our executives during the year ended December 31, 2014. Under the Executive LTPB Program an aggregate of 817,514 shares were issued to our executives during the period in which the program was in place based upon the achievement of certain of the designated performance goals.

Other Benefits

Retirement Benefits. The Company maintains a Simple Individual Retirement Arrangement plan in which all full-time employees, including the Company’s named executive officers, are eligible to participate. The Company provides this plan to help its employees save some amount of their cash compensation for retirement in a tax efficient manner. The Company does not provide an option for its employees to invest in the Company’s stock under the 401k plan. The Company matches 100% of the employee’s contribution up to a maximum of 3% of the employee’s compensation.

Health and Welfare Benefits. All full-time employees, including our named executive officers, may participate in the Company’s health and welfare benefit programs, including medical, dental and vision care coverage as may be provided and applicable to all employees.

Perquisites. Because the Company provides limited perquisites to certain executive officers, the Company does not believe these perquisites and other personal benefits constitute a material component of the executive officers’ compensation packages.

Employment Agreements

The Company has employment agreements in effect with Mr. Michael Sullivan, Dr. Martin Handfield and Mr. Al Fosmoe. The Company entered into employment agreements with these officers to ensure that they would perform their respective roles with the Company for an extended period of time. In addition, the Company also considered the critical nature of each of their positions and the Company’s need to retain them when the Company committed to these agreements. See “Employment Contracts and Change in Control Arrangements.”

Chief Executive Bonus Plan-2014

On April 11, 2014, the Compensation Committee (the “Committee”) approved the 2014 performance objectives for the Company’s former President and Chief Executive Officer, Dr. John Bonfiglio under his cash bonus plan. Dr. Bonfiglio’s employment agreement with the Company required the adoption of a bonus plan to provide for a bonus target of up to 50% of his annual base salary which equates to $140,000 (the “Bonus Target”). The Company originally put the bonus plan in place when Dr. Bonfiglio joined the Company. The bonus payable to Dr. Bonfiglio for 2014 was based on the achievement of the following objectives, which were similar to those adopted by the Committee in the prior year:

(i) Up to 30% of the Bonus Target for achievement of a successful pre-investigational new drug (IND) meeting with the Food and Drug Administration (FDA), which shall be measured by no change in the timeline for filing the IND in 2015;

(ii) Up to 20% of the Bonus Target for meeting operational objectives tied to consumer probiotic business, including sales and licensing initiatives;

(iii) Up to 40% of the Bonus Target for financial performance objectives related to the Company’s raising capital and finalizing an approved budget and incentive plan for 2015 and managing the Intrexon relationship; and

(iv) Up to 10% of the Bonus Target designated to be discretionary as determined by the Committee.

Achievement of each non-discretionary objective was measured independently, and a minimum threshold for each objective was required to be met for any credit to be given to that factor. The Committee established ranges for the revenue, bottom line performance and capital raise objectives. The bonuses earned for 2014, if any, could range from zero to 100% of Dr. Bonfiglio’s Bonus Target. The aggregate amount of bonus payable under the above bonus plan to Dr. Bonfiglio for 2014 would have been approximately $147,500 if all of the objectives were determined to be have been achieved by the Committee and the full discretionary percentage amount was awarded for 2014 performance. The bonus earned with respect to these objectives for 2014 by Dr. Bonfiglio was $29,500.

Bonus Plan 2014—Mr. Sullivan and Dr. Handfield

On April 11, 2014, the Committee approved the 2014 performance objectives for Mr. Sullivan and Dr. Handfield. Under such cash bonus program Mr. Sullivan and Dr. Handfield were eligible for cash bonuses of up to $50,000 and $45,000, respectively, equaling to 25% of their base salaries.

The aggregate amount of bonuses payable under the above bonus plans to Mr. Sullivan and Dr. Handfield for 2014 would be approximately $50,000 and $45,000 respectively, if all of the objectives were determined to be achieved by the Committee at the high end of the ranges by the end of 2014.

The bonuses payable to Mr. Sullivan were to be based upon the achievement of the following objectives:

(i) Up to 10% of the Bonus Target for achievement of a successful pre-IND meeting with the FDA, which shall be measured by no change in the timeline for filing the IND in 2015;

(ii) Up to 30% of the Bonus Target for meeting operational objectives tied to consumer probiotic business, including sales and licensing initiatives;

(iii) Up to 50% of the Bonus Target for financial performance objectives related to the Company’s raising capital and finalizing an approved budget and incentive plan for 2015 and managing the Intrexon relationship; and

(iv) Up to 10% of the Bonus Target designated to be discretionary as determined by the Board.

The bonuses payable to Dr. Handfield will be based upon the achievement of the following objectives:

(i) Up to 30% of the Bonus Target for achievement of a successful pre-IND meeting with the FDA, which shall be measured by no change in the timeline for filing the IND in 2015;

(ii) Up to 20% of the Bonus Target for meeting operational objectives tied to consumer probiotic business, including sales and licensing initiatives;

(iii) Up to 40% of the Bonus Target for performance objectives related to research and development, including the management of Intrexon deliverables under the Company’s ECCs with Intrexon, meeting milestones and budget for 2014 and a decision on drug candidates for human studies; and

(iv) Up to 10% of the Bonus Target designated to be discretionary as determined by the Board.

Achievement of each objective would be measured independently, and a minimum threshold for each objective would be required to be met for any credit to be given to that factor. The Committee established ranges for the revenue, bottom line performance and capital raise objectives. The bonus earned for 2014 with respect to these objectives, by Mr. Sullivan was $20,000 and the bonus earned by Dr. Handfield was $13,500.

Bonus Plan 2015—Mr. Sullivan, Dr. Handfield and Mr. Fosmoe

On February 20, 2015, the Board approved the 2015 cash bonus program for Mr. Sullivan, Dr. Handfield and Mr. Fosmoe recommended by the Compensation Committee. Under such cash bonus program Mr. Sullivan, Dr. Handfield and Mr. Fosmoe are eligible for cash bonuses of up to $76,650, $48,900, and $58,075 respectively, equaling up to 35%, 25% and 25% of their respective base salaries (each a “Bonus Target”).

The bonuses payable to Mr. Sullivan will be based upon the achievement of the following objectives:

(i) Up to 30% of the Bonus Target for achievement of a successful pre-Individual New Drug (“IND”) meeting with the FDA, within designated timing parameters in 2015;

(ii) Up to 20% of the Bonus Target for meeting operational objectives tied to consumer probiotic business, including sales and licensing initiatives;

(iii) Up to 30% of the Bonus Target for financial performance objectives related to the Company’s raising capital and finalizing an approved budget and incentive plan for 2016;

(iv) Up to 10% of the Bonus Target for research and development objectives related to lantibiotics; and

(v) Up to 10% of the Bonus Target designated to be discretionary as determined by the Board.

The bonuses payable to Dr. Handfield and Mr. Fosmoe will be based upon the achievement of the following objectives:

(i) Up to 30% of the Bonus Target for achievement of a successful pre-IND meeting with the FDA, which shall be measured by no change in the timeline for filing the IND in 2015;

(ii) Up to 10% of the Bonus Target for meeting operational objectives tied to consumer probiotic business, including sales and licensing initiatives;

(iii) Up to 10% of the Bonus Target for financial performance objectives related to the Company’s raising capital and finalizing an approved budget and incentive plan for 2016;

(iv) Up to 40% of the Bonus Target for research and development objectives related to lantibiotics; and

(v) Up to 10% of the Bonus Target designated to be discretionary as determined by the Board.

Each of Mr. Sullivan, Dr. Handfield and Mr. Fosmoe are also eligible for an additional 10% of Bonus Target should the Pre-IND meeting occur earlier than currently anticipated.

2014 Compensation Decisions

The Company believes that the total compensation paid to its named executive officers for the fiscal year ended December 31, 2014 achieved the overall objectives of its executive compensation program. In accordance with its overall objectives, executive compensation for 2014 was competitive with other similarly-sized companies. The Compensation Committee took the following key compensation actions in 2014:

•	Determination of Annual Base Salaries

On October 9, and December 5, 2014, the Compensation Committee authorized increases in the annual salary for each of the Company’s named executive officers currently employed with the Company in the amounts set forth below.

Executive/Employee	Prior Annual Base Salary	Increase	New Annual Base Salary
Michael Sullivan	$200,000	$19,000	$219,000
Dr. Martin Handfield	$180,000	$15,600	$195,600
Albert Fosmoe	$230,000	$2,300	$232,300

•	Determination of Cash Bonus:

•	The Compensation Committee established a performance based 2014 bonus plan for the named executive officers pursuant to the terms of their employment agreements. See below.

•	The Committee subsequently approved bonus awards to the named executive officers based on such bonus plan in the amounts set forth in the Summary Compensation Table below.

Summary Compensation Table

The following table sets forth the aggregate compensation in 2014 and 2013 for services in all capacities paid or accrued by the Company to Dr. John Bonfiglio, our former Chief Executive Officer, Mr. Michael Sullivan, our Chief Financial Officer who has also served as our principal executive officer since Dr. Bonfiglio’s resignation, and our two next most highly compensated officers who earned more than $100,000 in total salary and bonus during the fiscal year ended December 31, 2014 (the “Named Executive Officers”).

Name and principal position	Year	Salary	Bonus	Stock Awards(5)	Option Awards(5)	All Other Compensation(6)	Total
Michael O. Sullivan(1)	2014	$200,667	$20,000	—	$16,103	$6,020	$242,790
Chief Financial Officer Interim Principal Executive Officer	2013	$183,332	$17,500	$461,209	$17,856	—	$680,497

Dr. Martin Handfield(2)	2014	$180,600	$13,500	—	$8,084	$5,418	$207,602
Senior Vice President of Discovery Research	2013	$172,500	$4,500	$389,698	$8,471	$5,130	$580,299

Albert Fosmoe (3)	2014	$172,883	$16,000	—	$95,382	$75,400	$359,665
Senior Vice President of Operations/Product Development	2013	—	—	—	—	$198,770	$198,770

Former Officer:
Dr. John Bonfiglio (4)	2014	279,244	$29,500	—	$38,769	$56,542	$404,055
Former Chief Executive Officer	2013	$282,931	$28,025	$1,146,169	$92,648	$8,400	$1,558,173

(1)	Mr. Sullivan became our Chief Financial Officer on February 6, 2012 and upon the resignation of our former Chief Executive Officer on October 30, 2014, Mr. Sullivan became our Interim Principal Executive Officer. Pursuant to the terms of Mr. Sullivan’s employment agreement, the Board of Directors adopted a bonus plan for the achievement of certain financial and other performance objectives. See “Employment Agreements – Mr. Sullivan, Dr. Handfield and Mr. Fosmoe” and “Bonus Plan 2014 – Mr. Sullivan and Dr. Handfield” for discussion of the bonus plan. Under the bonus plan Mr. Sullivan was awarded and paid a bonus of $20,000 for 2014. In 2014, Mr. Sullivan received no shares of our common stock under the Executive LTPB Program and the Executive LTPB Program expired under its terms on December 31, 2014. See “Executive Long-Term Performance-Based Incentive Program” above for a summary of the Executive LTPB Program. In 2013, Mr. Sullivan received 54,304 shares of our common stock under the Executive LTPB Program for the Company’s achievement of the goal related to the broadening of the Intrexon relationship to include a new area outside of lantibiotics. Also in 2013, Mr. Sullivan received 76,795 shares of our common stock under the Executive LTPB Program for the Company’s achievement of the goal related to the capital raise by the Company of $12,000,000 or more during 2013.
(2)	Under the bonus plan Dr. Handfield was awarded and paid a bonus of $13,500 for 2014. In 2014, Dr. Handfield received no shares of our common stock under the Executive LTPB Program. In 2013, Dr. Handfield received 51,287 shares of our common stock under the Executive LTPB Program for the Company’s achievement of the goal related to the broadening of the Intrexon relationship to include a new area outside of lantibiotics. Also in 2013, Dr. Handfield received 59,341 shares of our common stock under the Executive LTPB Program for the Company’s achievement of the goal related to the capital raise by the Company of $12,000,000 or more during 2013.
(3)

Mr. Fosmoe commenced employment with the Company on April 1, 2014. Prior to that time Mr. Fosmoe provided services to us through his consulting company, Integrated Reg-Ops Consulting (“Integrated Consulting”). The amounts reflected under All Other Compensation for 2013 and 2014 reflect amounts paid to

Integrated Consulting for Mr. Fosmoe’s consulting services for 2013 and a portion of 2014. Amounts the Company paid to Integrated Consulting for expense reimbursements are not included in the All Other Compensation amount. Under the bonus plan Mr. Fosmoe was awarded and paid a bonus of $16,000 for 2014.
(4)	Dr. Bonfiglio resigned as our President and Chief Executive Officer effective October 30, 2014. In connection with Dr. Bonfiglio’s resignation, we entered into a separation and release agreement with Dr. Bonfiglio which provided for the payment of severance consistent with the terms of his employment agreement with us in the amount of $147,500 over six months in accordance with the Company’s normal payroll practices, accrued vacation, and out placement services. Dr. Bonfiglio’s employment agreement was terminated in connection with the separation and release agreement. Amounts paid to Dr. Bonfiglio under the separation and release agreement are included under the column heading “All Other Compensation.” Following Dr. Bonfiglio’s separation from employment with us he did not exercise any outstanding options he had within the time period for doing so and as a result they were forfeited and included back in the Plan as available shares for future awards as contemplated by the Plan.
(5)	The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, Topic 718, Compensation—Stock Compensation (ASC 718). Under SEC rules relating to executive compensation disclosure, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Fair values relating to share grants have been determined under ASC 718 and were calculated using the common stock closing price on the date of grant and multiplying that price by the number of shares subject to the share grant. The equity-based compensation expense relating to the stock grants is recognized over the requisite service period of the grant. For option awards, we utilize the Black-Scholes option pricing model to determine the fair value on the date of the grant multiplied by the number of options subject to the option grants in accordance with ASC 718. The stock-based compensation expense relating to the stock option grants is recognized over the requisite service period of the grant and the amounts included in the Option Awards column do not reflect compensation actually received by the named executive officers. For information on the assumptions used to calculate the fair value of stock option grants, refer to Footnote 9 - “Stock Compensation Plan” in our financial statements for the year ended December 31, 2014.
(6)	Amounts in this column for Messrs. Sullivan and Handfield represent the Company’s matching contributions to our Simple IRA retirement plan. The retirement plan requires us to match employee contributions up to the first 3% of compensation earned. For Mr. Fosmoe, the amount represents the amounts paid to Integrated Consulting described in footnote 3 above. For Dr. Bonfiglio, $49,167 of the 2014 amount is severance as described in footnote 4 above and $7,375 of the 2014 amount and all of the 2013 amount represent the Company’s matching contributions to our Simple IRA retirement plan.

Current Executive Officers and Key Employees

We are led by a team of executives that are chosen by the Board of Directors. Currently, we have three executive officers, set forth below is biographical information for executive officers and certain identified key employees.

Executive Officers

President and Chief Executive Officer. The position of President and Chief Executive Officer is currently vacant due to the resignation of the Company’s former President and Chief Executive Officer on October 30, 2014. The Board is conducting a search for a suitable candidate to fill this vacancy. Mr. Sullivan, the Company’s Chief Financial Officer, has been designated to serve as the Company’s Interim Principal Executive Officer.

Michael Sullivan. Mr. Sullivan, age 58, has served as our Interim Principal Executive Officer since October 30, 2014 and served as our Chief Financial Officer, Secretary and Treasurer since February 6, 2012. Mr. Sullivan has held senior level financial positions for several publicly and privately held businesses including Utek Corporation, eANGLER, and HSN Direct International Limited. Most recently, he was the Group Financial Officer for the Investigative Services and Litigation Consulting Services segment of First Advantage Corporation a firm specializing in talent acquisition solutions where he streamlined the employee recruitment process. Mr. Sullivan is a Florida Certified Public Accountant. He graduated from the Florida State University with a Bachelor of Science in Accounting and a Master of Business Administration.

Key Employees

Dr. Martin Handfield. Dr. Handfield, age 44, is, the Company’s Senior Vice President of Discovery Research and previously has served as our Director of Research and Development. Prior to joining our Company, Dr. Handfield held a position as Tenured Associate Professor at the Center for Molecular Microbiology and the Department of Oral Biology at the University of Florida College of Dentistry, where he co-invented IVIAT and co-founded ivi Gene Corp. and Epicure Corp. to commercialize this and related technologies. Dr. Handfield holds a B.S. degree in Biochemistry, and a MS degree and PhD in Microbiology and Immunology from the Université Laval College of Medicine in Canada, and did postdoctoral training at the University of Florida.

Albert Fosmoe. Mr. Fosmoe, age 52, has been employed at the Company since April 2014 serving as the Company’s Senior Vice President of Operations/Product Development. Between 2012 and the time he became employed with the Company Mr. Fosmoe served as a President and Sr. Consultant for Integrated Reg-Ops Consulting , a consulting company providing regulatory and operations consulting services to the FDA and EMEA regulated device/drug/biotech companies. Between 2010 and 2012 Mr. Fosmoe served as senior manager-product development (and Director of Quality) for Banyan Biomarkers, a company focused on the discovery and development of in-vitro diagnostics for brain injury. Between 2002 and 2010 Mr. Fosmoe worked for OxThera (including Ixion Biotechnology, Inc.) last serving as Chief Regulatory Officer. Mr. Fosmoe served as Director of Quality Assurance and Regulatory Affairs for US Biomaterials Corporation, a medical device company, from 1994-2002. Mr. Fosmoe holds a B.S. degree in Chemistry from the University of Florida.

Our executive officers serve at the pleasure of our Board of Directors until their successors are elected or qualified and subject, in certain cases to employment agreements we have entered into with our officers. Mr. Sullivan, our Chief Financial Officer, Dr. Handfield, our Senior Vice President of Discovery Research and Mr. Fosmoe, Senior Vice President of Operations/Product Development, each have employment agreements with us. See “Executive Compensation—Employment Contracts and Change in Control Arrangements.”

Incentive Awards

The Compensation Committee believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. The Compensation Committee utilizes the 2012 Equity Incentive Plan to provide incentives to employees. We do not have any separate long-term incentive plans that provide compensation intended to serve as incentives for performance other than awards contemplated under, or pursuant to, our 2012 Equity Incentive Plan. During the year ended December 31, 2014, we made no stock awards to our named executive officers.

Outstanding Equity Awards

The following table provides information concerning unexercised options outstanding as of December 31, 2014:

Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Michael O. Sullivan Chief Financial Officer, Interim Principal Executive Officer	45,000		40,000 25,000	(1) (2)	0.88 0.86 1.20	12/08/2024 10/30/2024 02/10/2022

Dr. Martin Handfield Senior Vice President of Discovery Research	15,000 12,500 2,500 16,800		40,000 4,275	(1) (3)	0.88 10.40 5.40 5.40 5.40 1.50	12/08/2024 9/18/2018 12/01/2019 12/01/2019 12/01/2019 9/27/2021

Albert Fosmoe Senior Vice President of Operations/Product Development	33,333	(4)	40,000	(1)	0.88 2.84	12/08/2024 04/01/2024

Dr. John Bonfiglio(5) (Former Chief Executive Officer)	125,800 39,200				4.76 1.50	5/24/2021 9/27/2021

(1)	Represents awards that are time vested with each award vesting evenly on an annual basis over two years, subject to earlier vesting upon a change in control as defined in the award agreements.
(2)	Represents an award that is time vested in six months from the date of grant subject to earlier vesting upon a change of control as defined in the award agreements. The vesting date is April 30, 2015.
(3)	Represents awards that vest upon the first calendar quarter in which we report a net profit in a Form 10-Q Report or a
Form 10-K Report. This award expires on the earlier of (i) December 1, 2019 or (ii) such date we cease to be required to file quarterly or annual reports with the Securities and Exchange Commission.
(4)	Represents awards in which 33,333 shares vested on April 1, 2014, subject to earlier vesting upon a change in control as defined in the award agreements. An additional 66,667 shares awarded in this grant were forfeited due to performance milestones that did not occur.
(5)	Subsequent to December 31, 2014 all of the options listed in the table for Dr. Bonfiglio were not exercised by Dr. Bonfiglio within the time limits required by the Company’s 2012 Equity Incentive Plan and Dr. Bonfiglio’s award agreement. As a result, the right to acquire the shares was terminated and in accordance with the Plan terms the shares were included back in the Plan and are again available for issuance by the Company.

Employment Contracts and Change in Control Arrangements

Former President and Chief Executive Office, Dr. John Bonfiglio — Executive Employment Agreement.

Dr. Bonfiglio resigned as our President and Chief Executive Officer effective October 30, 2014. In connection with Dr. Bonfiglio’s resignation, we entered into a separation and release agreement with Dr. Bonfiglio which provided for the payment of severance consistent with the terms of his employment agreement with us in the amount of $147,500 over six months in accordance with the Company’s normal payroll practices in addition to his accrued vacation and certain out-placement services. Dr. Bonfiglio’s employment agreement was terminated in connection with the separation and release agreement.

We originally entered into an Executive Employment Agreement with Dr. Bonfiglio on May 23, 2011. Under the terms of Dr. Bonfiglio’s Executive Employment Agreement, Dr. Bonfiglio’s employment with us became effective May 25, 2011 and he received an annual base salary and was eligible for bonuses of up to 50% of his annual salary based on appropriate Company based, and individual based, targets determined in the discretion of the Compensation Committee as approved by the full Board of Directors. Dr. Bonfiglio was eligible to participate in the medical insurance and other benefits available to all employees except his annual vacation was set at four (4) weeks.

Dr. Bonfiglio’s Executive Employment Agreement was terminable at any time by either party and if Dr. Bonfiglio was involuntarily terminated by us he would receive his base salary and vacation pay each accrued through the date of termination, and any nonforfeitable benefits earned and payable to him under the terms of the employee handbook (which applies to all employees) and benefits available under any applicable incentive plan in which he participated. In addition, if Dr. Bonfiglio’s separation from employment was not voluntary and without cause, we would be obligated to pay Dr. Bonfiglio six months of his annual base salary as severance plus any earned, accrued but unpaid bonus and Dr. Bonfiglio shall be entitled to out placement service benefits. If Dr. Bonfiglio was terminated for cause, he would be entitled to receive his base salary and accrued vacation due through the date of termination and any nonforfeitable benefits already earned and payable to Dr. Bonfiglio under the terms of the employee handbook or other applicable incentive plans maintained by us. Cause was defined in the Executive Employment Agreement as any action that was illegal or immoral that reflects on us, the employee, or the ability of either to function optimally. If Dr. Bonfiglio voluntarily resigned, he would be entitled to his base salary and accrued vacation due through the date of termination (including any mutually agreed upon notice period) and any nonforfeitable benefits already earned and payable to the executive officer or key employee under the terms of the employee handbook or other incentive plans maintained by us.

If Dr. Bonfiglio had died during the term of his employment, the estate of Dr. Bonfiglio would have been paid his salary as it would have accrued over a period of thirty days after Dr. Bonfiglio’s death. We would have also extended his right to exercise vested stock options for six months provided such extension is permitted under the Equity Incentive Plan. In the event Dr. Bonfiglio became disabled (as defined in the then applicable short and long-term disability insurance policies) we would pay to Dr. Bonfiglio his salary as it would have accrued over a period of 30 days after he became so disabled and we would have extended his right to exercise vested stock options for six months provided such extension is permitted under the Stock Incentive Plan.

The Executive Employment Agreement also included non-disclosure and Company ownership of development provisions, as well as a provision providing for us to defend and indemnify Dr. Bonfiglio if he was named as a defendant in any lawsuit regarding any action taken within the scope of employment.

In the event of a change in control, any stock options or other awards granted (other than performance awards) under our Equity Incentive Plan would have become immediately vested in full and in the case of stock options exercisable in full. If the change in control resulted in an involuntary separation from employment within 180 days following a change in control, Dr. Bonfiglio would have been entitled to (i) receive six months of salary and the extension of his benefits (excluding vacation time and paid time off) for two months and (ii) exercise vested options for two months from the date of separation, provided said extension period is allowed under the Equity Incentive Plan. Under the Executive Employment Agreement, “involuntary separation of employment” meant (i) termination without cause, (ii) any reduction in responsibilities of office altering the status of Dr. Bonfiglio as an employee, or (iii) the duplication of Dr. Bonfiglio’s position by an equivalent executive in an acquiring entity. “Change in control” meant the sale of the entire company, or substantially all of its assets, or the sale of the business unit employing an individual which results in the termination of employment or subsequent transfer of the employment relationship to another legal entity, or entity, or single party acquiring more shares than are owned by the Koski Family Limited Partnership, including its members and their immediate families, including spouses and their children; provided, such sale would qualify as a “change in ownership” “change in effective control” or “change in the ownership of substantially all of the assets” of the Company as these terms are defined in Treasury Regulation Section 1.409A-3(i)(5).

Employment Agreements—Mr. Sullivan, Dr. Handfield and Mr. Fosmoe

We have entered into employment agreements with our Chief Financial Officer, Mr. Michael Sullivan and Dr. Martin Handfield, our Vice-President of Research and Development (the “Employment Agreements”). The initial annual base salaries provided in the Employment Agreements are $180,000 and $171,000 for Mr. Sullivan and Dr. Handfield, respectively, and are payable in installments consistent with our normal payroll practices. Mr. Sullivan and Dr. Handfield are also eligible under the Employment Agreements to receive annual bonuses during the term at the discretion of the Compensation Committee and the Board of Directors with Mr. Sullivan’s employment agreement providing for such a discretionary bonus of up to 25% of his base salary.

The Employment Agreements are terminable at any time by either party and if the executive officer is involuntarily terminated by us he shall receive his base salary and vacation pay each accrued through the date of termination, and any nonforfeitable benefits earned and payable to him under the terms of the employee handbook (which applies to all employees) and benefits available under any applicable incentive plan in which the executive participates. In addition, if the executive officer’s separation from employment is not voluntary and without cause, we would be obligated to pay the executive officer six months of his annual base salary as severance and the executive shall be entitled to out placement services. If the executive officer is terminated for cause, he shall be entitled to receive his base salary and accrued vacation due through the date of termination and any nonforfeitable benefits already earned and payable to the executive under the terms of the employee handbook or other applicable incentive plans maintained by us. Cause is defined in the Employment Agreements as any action that is illegal, immoral, or improper that reflects on the Company, the employee, or the ability of either to function optimally. If the executive officer voluntarily resigns, he shall be entitled to this base salary and accrued vacation due through the date of termination (including any mutually agreed upon notice period) and any nonforfeitable benefits already earned and payable to the executive officer employee under the terms of the employee handbook or other incentive plans maintained by us.

If the executive officer dies during the term of employment with us, his estate shall be paid his salary as it would have accrued over a period of thirty days after the executive officer’s death. We shall also extend the executive officer’s right to exercise vested stock options for six months. In the event the executive officer becomes disabled (as defined in the then applicable short and long-term disability insurance policies) we shall pay to the executive officer his salary as it would have accrued over a period of 30 days after the executive became so disabled and we shall extend the executive officer’s right to exercise vested stock options for six months.

The Employment Agreements also each include non-disclosure and Company ownership of invention provisions, as well as a provision providing for the Company to defend and indemnify the executive if the executive is named as a defendant in any lawsuit regarding any action taken within the scope of employment.

In the event of a change in control, any stock options or other awards granted (other than performance awards) under our Stock Incentive Plan shall become immediately vested in full and, in the case of stock options, exercisable in full. If the change in control results in an involuntary separation from employment of the executive officer within 180 days following a change in control, the executive officer would be entitled to (i) receive six months of salary and the extension of his benefits (excluding vacation time and paid time off) and (ii) exercise vested options for six months from the date of separation. Under the Employment Agreements, “involuntary separation of employment” means (i) termination without cause, (ii) any reduction in responsibilities of office altering the status of the executive officer as an employee, or (iii) the duplication of the executive officer’s position by an equivalent executive in an acquiring entity; and “change in control” means the sale of the entire company, or substantially all of its assets, or the sale of the business unit employing an individual which results in the termination of employment or subsequent transfer of the employment relationship to another legal entity, or entity, or single party acquiring more shares than are owned by the Koski Family Limited Partnership, including its members and their immediate families, including spouses and their children.

On February 20, 2015, we entered into an amended and restated employment agreement, effective January 1, 2015, with Mr. Sullivan and an initial employment agreement with Mr. Fosmoe, our Senior Vice President of Operations/Product Development. The terms of Mr. Sullivan’s amended and restated employment agreement were substantially similar to those of the previous agreement disclosed above except for:

1.	The percentage of base salary eligible for bonus awards was set as previously disclosed for Mr. Sullivan at up to 35% of base salary.

2.	A provision was added in Mr. Sullivan’s agreement to provide for the clawback of bonuses pursuant to the Board’s adoption of a clawback policy. In the A&R Employment Agreement Mr. Sullivan acknowledges and agrees that any incentive-based compensation paid to him will be subject to clawback or repayment to the extent such clawback or repayment is required by the terms of the Company’s recoupment, clawback or similar policy as may be in effect from time to time, or as required by law.

3.	A provision was added whereby Mr. Sullivan would be required to release the Company as a condition to receiving any severance benefit provided by his A&R Employment Agreement with the form of release added and attached as an exhibit to his A&R Employment Agreement.

4.	The definition of a change of control in the prior agreement was revised to align it with the definition of a change in control set forth in the Company’s 2012 Equity Incentive Plan.

Mr. Fosmoe’s employment agreement was similar in form to Mr. Sullivan’s amended and restated agreement in all respects, except for Mr. Fosmoe’s designated annual base salary of $232,000 and the percentage of base salary eligible for bonus awards, which for Mr. Fosmoe was up to 25% of his base salary.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of May 22, 2015, certain information concerning the beneficial ownership of each class of our voting securities by: (i) each person known by us to own beneficially 5% or more of the outstanding shares of our common stock, (ii) each of our Directors and named executive officers, and (iii) all executive officers and Directors as a group.

Name and address(1)	Number of shares beneficially owned	Percentage of ownership(2)
5% shareholders
Koski Family Limited Partnership(3)	11,248.660	30.7%
Randall J. Kirk (4)	9,839,221	27.0%
Fidelity(5)	2,795,566	7.3%

Directors and officers

Christine L. Koski(3)(6)	9,410,265	25.8%
Robert C. Koski(3)(7)	9,556,471	26.2%
Charles L. Pope(8)	216,063	*
Dr. Alan Dunton(8)	162,688	*
Dr. Frederick W. Telling(8)	361,174	*
Michael Sullivan(9)	212,543	*
(All Directors and officers as a group 7 persons) (10)	12,730,788	34.6%

*	Beneficial ownership percentage is less than 1%.
(1)	Except as indicated, the address of the person named in the table is c/o Oragenics, Inc., 4902 Eisenhower Blvd., Suite 125, Tampa, Florida 33634.
(2)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of the Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after May 22, 2015, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Common Stock held by them. Applicable percentage ownership is based on 36,378,944 shares of the Common Stock outstanding as of May 22, 2015. The inclusion in the table above of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.
(3)	Based upon information provided by the Koski Family Limited Partnership, or KFLP, in the amendment to its Schedule 13D filing with the SEC on January 23, 2015 and Form 4 filings of February 27, 2014, March 12, 2014, March 14, 2014, March 27, 2014, March 30, 2014, June 3, 2014, November 12, 2014, November 13, 2014, November 20, 2014, November 25, 2014, December 2, 2014, December 4, 2014, December 11, 2014, December 12, 2014, December 15, 2014 and December 16, 2014 , includes (i) 8,257,742 shares held directly by the KFLP, and (ii) 1,152,523 shares held by KFLP partner Christine Koski, 737,878 shares held by KFLP partner Robert Koski, 20,000 shares held by KFLP partner Koski Management, Inc. (solely owned by Beverly Koski), 519,666 shares held by KFLP partner, Thomas Koski, and 530,851 shares held in trusts which Robert Koski serves as sole trustee (See Note 7 below). Christine L. Koski, Robert C. Koski, Thomas L. Koski and Beverly Koski (as sole owner of Koski Management, Inc.) share voting and investment powers as general partners of the KFLP. The address for the KFLP is 3525 Turtle Creek Boulevard, Unit 19-B, Dallas, Texas 75219.
(4)

Based upon information provided by Schedule 13D filings with the SEC, dated June 12, 2012, August 3, 2012, October 2, 2013, November 2, 2013 and December 26, 2013 the number of shares includes (i) 8,838,661 shares owned directly by Intrexon Corporation (“Intrexon”) that is controlled by Mr. Randal J. Kirk, and (ii) 1,000,555 shares owned directly by NRM VII Holdings, I, LLC, a Virginia Limited Liability Company that is also controlled by Mr. Kirk. Mr. Kirk is the Chairman and Chief Executive Officer of Intrexon and over which Mr. Kirk, directly and through certain affiliates, has voting and dispositive power of a majority of the outstanding capital stock. Mr. Kirk may therefore be deemed to have voting and dispositive power over the 1,000,555 shares of common stock owned by NRM Holdings and the 8,838,661 shares of common stock owned by Intrexon. Mr. Kirk disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Mr. Kirk’s principal business office is The Governor Tyler, 1881 Grove Avenue, Radford, Virginia 24141. Intrexon’s address as reflected in Schedule 13D is 20358 Seneca Meadows Parkway, Germantown, Maryland 20876.
(5)	Based upon information contained in Schedule 13G/A filed with the SEC on February 13, 2015, Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,795,566 shares of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,795,566 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.
(6)	In addition to the 8,257,742 shares reflected as being directly owned by the KFLP, described in Note 3, the share amounts also include: (i) 1,056,253 shares owned directly by Ms. Koski, and (ii) 30,000 restricted shares awarded as part of the Company’s non-employee director compensation program that are subject to forfeiture during 2015.
(7)	In addition to the 8,257,742 shares reflected as directly owned by the KFLP, described in Note 3, the share amounts also includes: (i) 737,878 shares owned directly by Mr. Koski , (ii) 530,851 shares owned directly by trusts for which Mr. Koski serves as sole trustee as follows: the Robert Clayton Koski Trust for the benefit of Anthony James Hunter (107,600 shares); The Robert Clayton Koski Trust for the benefit of Hunter Buchanan Koski (107,600 shares); The Robert Clayton Koski Trust for the benefit of Clayton Ward Bennett (100,000 shares); and The Robert Clayton Koski Trust for the benefit of Robert Edward Koski (107,600 shares) and the Robert Clayton Koski Trust for the benefit of Elyse Margaux Koski (108,051 shares), and (iii) 30,000 restricted shares subject to forfeiture during 2015.
(8)	Includes: (i) 55,000 option shares able to be acquired upon the exercise of currently exercisable stock options granted pursuant to our Director compensation program and (ii) Excludes 30,000 restricted shares awarded as part of the Company’s non-employee director compensation program that are subject to forfeiture during 2015. Excludes 80,000 shares subject to options that have not yet vested.
(9)	Includes 70,000 shares able to be acquired pursuant to currently exercisable stock options and excludes 240,000 shares subject to options that have not yet vested.
(10)	Excludes 20,000 shares owned directly by Koski Management, Inc. (solely owned by Beverly Koski), and 519,666 shares owned directly by Thomas Koski, neither of which are directors or employees of the Company, but both of which are general partners of the KFLP. If such shares were included the beneficial ownership percentage of the group would be 36.0%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee of the Board of Directors (or, to the extent applicable, our disinterested directors) is responsible for reviewing all transactions between the Company and any officer or Director of the Company or any entity in which an officer of Director has a material interest. Any such transactions must be on terms no less favorable than those that could be obtained on an arms-length basis from independent third parties.

Financing Transactions

March 2012 Conversion of Credit Facility Indebtedness and Entering Into New Secured Loan Agreement

On March 23, 2012, we entered into an Exchange of Notes for Equity Agreement (the “Debt Exchange Agreement”) with the Koski Family Limited Partnership (“KFLP”). Our directors Christine Koski and Robert Koski are general partners of the KFLP and one of our largest shareholders. Pursuant to the terms of the Debt Exchange Agreement, we issued 6,285,619 shares of common stock and warrants to acquire 1,571,405 shares of common stock to the KFLP in exchange for the cancellation of an aggregate of $8,737,011 of indebtedness owed to the KFLP under our then existing unsecured revolving credit facility with the KFLP. The outstanding indebtedness, consisted of $8,250,000 in principal owed on twelve separate promissory notes previously issued by us to the KFLP under the credit facility and accrued interest through March 23, 2012 (the closing date) of $487,011. The credit facility was terminated and the previously issued promissory notes thereunder were cancelled. The warrants were exercisable immediately at a price per share of $2.00 and expired three (3) years after the date of issuance on March 23, 2015.

On March 23, 2012, we also entered into a secured loan agreement (the “Loan Agreement”) with the KFLP. It provided us with $2.5 million in secured funding in two advances of $1,250,000 each with the first advance occurring on March 23, 2012 and the second advance occurring 30 days thereafter. Borrowings under the Loan Agreement matured in three years and accrued interest at the rate of 5.0% and were secured by select assets relating to or connected with the ProBiora3, SMaRT Replacement Therapy, MU1140 and LPT3-04 technologies. The loan amount was subject to automatic conversion upon a subsequent qualified equity financing by us of $5,000,000 (excluding any converted debt amount). Pursuant to the Loan Agreement we also issued a warrant to the KFLP to acquire 599,520 shares of our common stock. The warrants were exercisable immediately at a price per share of $2.00 and expired three (3) years after the date of issuance on March 23, 2015.

The Lantibiotic Exclusive Channel Collaboration Agreement with Intrexon Corporation (“Intrexon”)

On June 5, 2012, the Company entered into an ECC with Intrexon that governs a “channel partnering” arrangement in which the Company will use Intrexon’s advanced transgene and cell engineering platforms for the development and production of lantibiotics, a class of peptide antibiotics that are naturally produced in Gram-positive bacteria and contain the characteristic polycyclic thioether amino acids lanthionine and methyllanthonine (collectively, the “Lantibiotics Program”). The ECC establishes committees comprised of Company and Intrexon representatives that will govern activities related to the Lantibiotics Program in the areas of project establishment, chemistry, manufacturing and controls matters, clinical and regulatory matters, commercialization efforts and intellectual property matters.

The ECC grants the Company an exclusive worldwide license to use patents and other intellectual property of Intrexon in connection with the research, development, use, importing, exporting, manufacture, sale, and offer for sale of drug products involving the direct administration to humans or companion animals of a lantibiotic for the prevention or treatment of infectious disease (“Oragenics Products”). Such license is exclusive with respect to any clinical development, selling, offering for sale or other commercialization of Oragenics Products, and otherwise is non-exclusive. Subject to limited exceptions, the Company may not sublicense the rights described without Intrexon’s written consent.

Under the ECC, and subject to certain exceptions, the Company is responsible for, among other things, funding the further anticipated development of lantibiotics toward the goal of commercialization, conducting preclinical and clinical development of candidate lantibiotics, as well as for other aspects of manufacturing and the commercialization of the product(s). Among other things, Intrexon is responsible for technology discovery efforts, cell-engineering development, certain aspects of the manufacturing process, and costs of filing, prosecution and maintenance of Intrexon’s patents.

Subject to certain expense allocations and other offsets provided in the ECC, the Company will pay Intrexon on a quarterly basis 25% of gross quarterly profits derived in that quarter from the sale of products developed from the ECC, calculated on an Oragenics Product-by-Oragenics Product basis. The Company has likewise agreed to pay Intrexon on a quarterly basis 50% of revenue obtained in that quarter from a sublicensor in the event of a sublicensing arrangement.

During the first 18 months of the agreement, neither the Company nor Intrexon may terminate the ECC, except under limited circumstances, including in the event of a material breach by the other party and Intrexon may terminate the ECC under certain circumstances if the Company assigns its rights under the ECC without Intrexon’s consent. Following the first 12 months of the agreement, Intrexon may also terminate the ECC if the Company fails to use diligent efforts to develop and commercialize Oragenics Products or if the Company elects not to pursue the development of a Lantibiotics Program identified by Intrexon that is a “Superior Therapy” as defined in the ECC. Following the first 18 months of the agreement, the Company may voluntarily terminate the ECC at any time upon 90 days written notice to Intrexon.

Upon termination of the ECC, the Company may continue to develop and commercialize any Oragenics Product that has been, at the time of termination:

•	commercialized by the Company;

•	approved by regulatory authorities;

•	a subject of an application for regulatory approval that is pending before the applicable regulatory authority; or

•	the subject of at least an ongoing Phase 1, Phase 2 or Phase 3 clinical trial in the Field (in the case of a termination by Intrexon due to an uncured material breach by the Company or a voluntary termination by the Company).

The Company’s obligation to pay 25% of gross profits or revenue described above with respect to these “retained” products as well as to use diligent efforts to develop and commercialize these “retained” Oragenics Products will survive termination of the ECC.

In addition, in partial consideration for each party’s execution and delivery of the ECC, the Company entered into a Stock Issuance Agreement with Intrexon. Pursuant to the Stock Issuance Agreement the Company issued to Intrexon 4,392,425 shares of the Company common stock as an initial technology access fee, in consideration for the execution and delivery of the ECC and granted Intrexon certain equity participation rights and registration rights.

Under the Stock Issuance Agreement and as part of the ECC, the Company has also agreed to make certain payments to Intrexon upon the Company’s achievement of designated milestones in the form of shares of Company Common Stock or at the Company’s option make a cash payment to Intrexon (based upon the fair market value of the shares otherwise required to be issued). The milestone events and amounts payable are as follows:

(i) upon filing of the first Investigational New Drug application with the U.S. Food and Drug Administration for an Oragenics Product, that number of shares equal to the number of shares of Common Stock comprising 1.0% of the Base Shares ;

(ii) upon the dosing of the first patient in the first Phase 2 clinical study with an Oragenics Product, that number of shares equal to the number of shares of Common Stock comprising 1.5% of the Base Shares;

(iii) upon the dosing of the first patient in the first Phase 3 clinical study with an Oragenics Product, that number of shares equal to the number of shares of Common Stock comprising 2% of the Base Shares;

(iv) upon the filing of the first New Drug Application (“NDA”) or Biologics License Application (“BLA”) with the U.S. Food and Drug Administration for an Oragenics Product, or alternatively the filing of the first equivalent regulatory filing with a foreign regulatory agency, that number of shares equal to the number of shares of Common Stock comprising 2.5% of the Base Shares; and

(v) upon the granting of the first regulatory approval of an Oragenics Product, that number of shares equal to the number of shares of Common Stock comprising 3% of the Base Shares.

Base Shares is defined in the Stock Issuance Agreement to mean (i) the number of shares of Company common stock together with any securities or instruments convertible or exercisable for shares of common stock issued and outstanding at the time of the applicable milestone event, (ii) minus any shares issuable upon conversion of Capital Inducement Securities. Capital Inducement Securities is defined in the Stock Issuance Agreement to mean warrants or other convertible securities of the Company issued to investors in connection with a debt or equity investment in the Company that are issued in addition to the primary investment securities and in an amount not to exceed 10% of the overall number of shares issued in the investment (on an as-converted to common stock basis).

During the year ended December 31, 2014 and 2013, we paid $866,030 and $1,463,019, respectively, to Intrexon relating to work performed under the Lantibiotics ECC.

July 2012 Private Placement Financing and Conversion of Secured Loan Agreement

On July 31, 2012, the Company closed on a private placement of its common stock (the “July 2012 Private Placement”) pursuant to which it issued an aggregate of 8,666,665 shares of common stock at a $1.50 per share and received gross proceeds of $13.0 million. The terms of Loan Agreement between the Company and KFLP, which was entered into on March 23, 2012, provided for the automatic conversion of the secured debt represented by the Loan Agreement at the time of a “qualified financing” defined as a financing by the Company raising an amount of no less than $5.0 million on the same terms as such financing. Because the July 2012 Private Placement constituted a “qualified financing” under the terms of the Company’s Loan Agreement with the KFLP, the Company’s secured debt in the principal amount of $2.5 million, together, with accrued but unpaid interest thereon, due to the KFLP pursuant to the Loan Agreement was automatically converted contemporaneously with the closing of the July 2012 Private Placement into 1,692,123 shares of common stock. The shares of common stock were issued to the KFLP based upon the same price of $1.50 per share paid by the purchasers in the July 2012 Private Placement. The KFLP waived receiving comparable registration rights as the purchasers in the July 2012 Private Placement as well as its piggyback registration rights. Intrexon also waived its piggyback registration rights and waived its participation rights. As a result of the conversion of the secured indebtedness, the Loan Agreement together with the related Security Agreement and related loan agreements were terminated and are of no further force or effect.

Our Chairman, Dr. Frederick Telling participated in the July 2012 Private Placement and acquired 98,111 shares at $1.50 per share. Our disinterested directors approved the participation of Dr. Telling in the July 2012 Private Placement.

NRM VII Holdings I, LLC (“NRM Holdings”), a Delaware limited liability company acquired 857,555 shares of common stock in the July 2012 Private Placement and is the record and direct beneficial owner of the shares. NRM Holdings is controlled by Randal J. Kirk. An additional 4,392,425 shares of our common stock are owned by Intrexon Corporation, a Virginia corporation of which Mr. Kirk is the Chairman and Chief Executive Officer and over which Mr. Kirk, directly and through certain affiliates, has voting and dispositive power of a majority of the outstanding capital stock. Mr. Kirk may therefore be deemed to have voting and dispositive power over the 857,555 shares of common stock and the 4,392,425 shares of common stock owned by Intrexon Corporation. Mr. Kirk disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

September 2013-The Probiotics Exclusive Channel Collaboration Agreement with Intrexon

On September 30, 2013, the Company entered into the Probiotics ECC with Intrexon that governs a “channel collaboration” arrangement in which the Company will use Intrexon’s proprietary technology relating to the identification, design and production of genetically modified cells, DNA vectors and in vivo control of expression (the “Technology”) for the development and commercialization of probiotics, specifically the direct administration to humans of genetically modified probiotics for the treatment of diseases of the oral cavity, throat, sinus and esophagus, including, but not limited to, aphthous stomatitis and Behcet’s disease (collectively, the “Probiotics Program”). The Probiotics ECC establishes committees comprised of Company and Intrexon representatives that will govern activities related to the Probiotics Program in the areas of project establishment, chemistry, manufacturing and controls matters, clinical and regulatory matters, commercialization efforts and intellectual property matters.

The Probiotics ECC grants the Company an exclusive worldwide license to utilize Intrexon’s Technology to develop and commercialize probiotics, specifically the direct administration to humans of genetically modified probiotics for the treatment of diseases of the oral cavity, throat, sinus and esophagus (“Company Products”). Such license is exclusive with respect to any clinical development, selling, offering for sale or other commercialization of Company Products, and otherwise is non-exclusive. Subject to limited exceptions, the Company may not sublicense the rights described without Intrexon’s written consent.

Under the Probiotics ECC, and subject to certain exceptions, the Company is responsible for, among other things, funding the further anticipated development of probiotics toward the goal of commercialization, conducting preclinical and clinical development of candidate probiotics, as well as for other aspects of manufacturing and the commercialization of the product(s). Among other things, Intrexon is responsible for technology discovery efforts, cell-engineering development, and certain aspects of the manufacturing process.

The Company will pay Intrexon 10% of the net sales derived from the sale of products developed from the exclusive channel collaboration relating to the Probiotics Program. The Company has likewise agreed to pay Intrexon a percentage of revenue obtained from a sublicensee in the event of a sublicensing arrangement. The percentage of the revenue to be paid will be determined at the time that a sublicense agreement is negotiated.

The Company may voluntarily terminate the Probiotics ECC upon 90 days written notice to Intrexon. Intrexon may also terminate the Probiotics ECC if the Company breaches the Probiotics ECC and fails to cure the breach within 60 days or the Company does not pursue development of the Superior Therapy under the probiotics identified by Intrexon that is a “Superior Therapy” as defined in the Probiotics ECC.

Upon termination of the Probiotics ECC, the Company may continue to develop and commercialize any Company Product that, at the time of termination, satisfies at least one of the following criteria:

•	commercialized by the Company;

•	approved by regulatory authorities;

•	a subject of an application for regulatory approval that is pending before the applicable regulatory authority; or

•	the subject of at least an ongoing Phase 1, Phase 2 or Phase 3 clinical trial in the field of the Probiotics Program.

In addition, in partial consideration for each party’s execution and delivery of the Probiotics ECC, on September 30, 2013 the Company entered into a Stock Purchase and Issuance Agreement and a First Amendment to the Stock Purchase and Issuance Agreement (collectively the “SPIA”) with Intrexon. Pursuant to the SPIA, the Company paid Intrexon an up-front technology access fee of $6,000,000 (the “Technology Access Fee”) in consideration for the execution of the Probiotics ECC. The Technology Access Fee was paid to Intrexon by the Company through the (i) issuance of 1,348,000 (at $3.00 per share) shares of the Company’s common stock (the “Technology Access Shares”), and (ii) a convertible promissory note in the amount of $1,956,000 which is payable, at the Company’s option, in cash or shares of Company common stock (the “Convertible Note”). The Convertible Note matured on December 31, 2013 and required the Company to obtain shareholder approval prior to conversion of the Convertible Note. The conversion price is equal to the closing price per share of the Company’s common stock on the last trading day immediately prior to the date of conversion.

Under the SPIA and as part of the Probiotics ECC, the Company has also agreed to make certain payments to Intrexon upon the Company’s achievement of designated milestones. The milestone payments are each payable to Intrexon, at the Company’s election (subject to an election right of Intrexon if the milestone is achieved by a sublicensee), either in cash or in shares of Company common stock (using the fair market value of the shares to calculate the number of shares to be issued to Intrexon in lieu of cash). The Commercialization Milestone Events and amounts payable are as follows:

•	$2,000,000 within thirty (30) days of the dosing of a patient by or on behalf of the Company, or an Affiliate (as that term is defined in the Probiotics ECC) or permitted sublicensee of the Company, in a phase II clinical trial, whether such occurs in the United States of America under the jurisdiction of the United States Food and Drug Administration (“FDA”) or elsewhere under the jurisdiction of a foreign regulatory agency, for a Company Product;

•	$5,000,000 within thirty (30) days of the first meeting of the primary endpoint by or on behalf of the Company, or an Affiliate or permitted sublicensee of the Company, in a phase III clinical trial, whether such occurs in the United States of America under the jurisdiction of the FDA or elsewhere under the jurisdiction of a foreign regulatory agency, for a Company Product;

•	$10,000,000 within thirty (30) days of the first to occur of (a) the First Commercial Sale (as that term is defined in the Probiotics ECC) of a Company Product, or (b) the approval of a New Drug Application (as that term is defined in the Probiotics ECC) for a Company Product by the FDA or equivalent regulatory action in a foreign jurisdiction.

On September 30, 2013 the Company also sold to Intrexon 1,300,000 shares of the Company’s common stock at a price per share of $3.00 for gross proceeds of $3,900,000. The Company intends to use the proceeds from this sale of common stock towards development of the Company’s key initiatives relating to the Probiotics Program, and general corporate purposes.

During the year ended December 31, 2014 and 2013, we paid $46,892 and $0, respectively, to Intrexon relating to work performed under the Probiotics ECC.

Participation in Underwritten Public Offering-November 2013

On November 20, 2013, the Company completed an underwritten public offering of 4,400,000 shares of common stock at a public offering price of $2.50 per share resulting in gross proceeds of $11,000,000. Intrexon participated in this public offering acquiring 1,242,490 shares of our common stock.

Repayment of Intrexon Convertible Note

On December 18, 2013, the Company issued to Intrexon 698,241 shares of Company common stock in connection with the conversion of the Convertible Note and accrued interest previously issued by the Company to Intrexon on September 30, 2013 as partial consideration for the Technology Access Fee required by the Exclusive Channel Collaboration Agreement entered into with respect to the Company’s probiotics research and development. The Note was payable to Intrexon, at the Company’s option, in cash or shares of Company common stock prior to the maturity date of December 31, 2013 and the conversion price was equal to the closing price on the NYSE MKT of the Company’s common stock on the last trading day immediately prior to the date of conversion which was $2.82 per share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and Directors and any persons who beneficially own more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission Officers, Directors and beneficial owners of more than ten percent of the Common Stock are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of forms furnished to the Company and written representations from the executive officers, directors and holders of ten percent or more of the Company’s Common Stock, the Company believes, all persons subject to the reporting requirements with regard to the Common Stock complied with the applicable filing requirements during 2014, except that Ms. Koski was three (3) days late in filing her Form 4 for a purchase made on December 4, 2014, but not reported until December 11, 2014.

OTHER MATTERS

Interim Corporate Mailings

In accordance with National Instrument 54-102 of the Canadian Securities Administrators, registered and beneficial shareholders of the Company may elect annually to receive interim corporate mailings, including interim financial statements of the Company, if they so request. If you wish to receive such mailings, please complete the form in Appendix A and mail as instructed on the form.

Availability of Annual Report on Form 10-K

Accompanying this Proxy Statement is a copy of the Company’s Annual Report on Form 10-K for 2014 and Form 10-K Amendment for 2014. Shareholders who would like additional copies of the Annual Report on Form 10-K should direct their requests in writing to:

Oragenics, Inc.

4902 Eisenhower Blvd., Suite 125

Tampa, Florida 33634

Attention: Michael Sullivan, Secretary.

Miscellaneous

Management does not know of any matters to be brought before the Annual Meeting other than as described in this Proxy Statement. Should any other matters properly come before the Annual Meeting, the persons designated as proxies will vote in accordance with their best judgment on such matters.

BY ORDER OF THE

BOARD OF DIRECTORS

Michael Sullivan,

Secretary

Tampa, Florida

June 4, 2015

Appendix A

Oragenics, Inc.

Request for Interim Financial Statements

In accordance with National Instrument 54-102 of the Canadian Securities Administrators, registered and beneficial shareholders of the subject Corporation may elect annually to receive interim corporate mailings, including interim financial statements of the Corporation, if they so request. If you wish to receive such mailings, please complete and return this form to:

Oragenics, Inc.

Investor Relations

4902 Eisenhower Blvd., Suite 125

Tampa, Florida 33634

NAME:

ADDRESS:

POSTAL CODE:

I confirm that I am an owner of common stock of the Corporation.

SIGNATURE OF

SHAREHOLDER:	DATE:

CUSIP: 684023203

SCRIP COMPANY CODE: ORGQ

A-1

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

Please submit votes via mail by 7:00 p.m., Eastern Time, on July 15, 2015

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘FOR’ ALL THE NOMINEES LISTED AND ‘FOR’ PROPOSALS II and III.	Please mark your votes like this	☒

I. Election of Directors	FOR	WITHHOLD AUTHORITY

NOMINEES: (01) Dr. Frederick W. Telling	☐	☐
(02) Robert C. Koski	☐	☐
(03) Christine L. Koski	☐	☐
(04) Charles L. Pope	☐	☐
(05) Dr. Alan W. Dunton	☐	☐

II.	ADVISORY VOTE ON EXECUTIVE COMPENSATION	FOR	AGAINST	ABSTAIN
		☐	☐	☐

III.	RATIFICATION OF THE SELECTION OF MAYER HOFFMAN MCCANN P.C. AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2015	FOR	AGAINST	ABSTAIN
		☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED ‘FOR’ THE ELECTION OF THE DIRECTORS LISTED HERE AND ‘FOR’ PROPOSALS II, III AND IV.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date ,	2015

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held July 16, 2015

This proxy statement and our 2014 Annual Report to Shareholders are available at http://www.oragenics.com/investors/reports

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Oragenics, Inc.

The undersigned shareholder of Oragenics, Inc.(the “Company”), Tampa, Florida, hereby constitutes and appoints Michael Sullivan with full power of substitution or in the place of the foregoing, Frederick Telling as proxy holder, for and on behalf of the undersigned shareholder with the power of substitution to attend, act and vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of Shareholders or at any adjournments thereof (the “Annual Meeting”), upon the proposals described in the Notice to the Holders of Common Stock of the Annual Meeting of Shareholders and Proxy Statement, both dated June 4, 2015, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote on any shareholder proposals not submitted to the Company for a vote of the shareholders at the Annual Meeting within a reasonable time prior to the mailing of the proxy materials, as well as on the election of any person as a Director if a Director nominee named in Proposal I is unable to serve or for good cause will not serve, and on matters incident to the conduct of the Annual Meeting. At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Annual Meeting.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted ‘FOR’ the election of the Directors listed on the reverse side and ‘FOR’ Proposals II and III.

(Continued, and to be marked, dated and signed, on the other side)